Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

JDA SOFTWARE GROUP, INC.,

RP CROWN PARENT, LLC

and

RP CROWN ACQUISITION SUB, LLC

Dated as of November 1, 2012

i

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2012 (this “Agreement”), is entered into by and between JDA Software Group, Inc., a Delaware corporation (the “Company”), RP Crown Parent, LLC, a Delaware limited liability company (“Parent”), and RP Crown Acquisition Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and Merger Sub may be referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, the Board of Directors of the Company and the respective Managing Members of Parent and Merger Sub have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, including Annex A, Parent will cause Merger Sub to commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase all of the outstanding shares of Company Common Stock (the “Shares”) at a price of $45.00 per Share (such amount, or any other amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash (without interest thereon);

WHEREAS, following consummation of the Offer or following the termination of the Offer under certain circumstances, the Parties intend that Merger Sub will be merged with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company and the Managing Member of Merger Sub have each approved and declared advisable the Offer and the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Parent has delivered to the Company the Limited Guarantee of Sponsor (each as defined below), pursuant to which Sponsor has guaranteed certain obligations of Parent and Merger Sub under this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement the following terms have the following respective meanings:

“Acceleration Time” has the meaning set forth in Section 3.10(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable to the Company in any substantive respect than those contained in the Confidentiality Agreement; provided that (i) such confidentiality agreement shall expressly provide that compliance by the Company with any provision of this Agreement (including Section 8.6) is not prohibited and (ii) such confidentiality agreement need not contain any “standstill” or other comparable provisions.

“Acceptance Time” has the meaning set forth in Section 2.1(e).

“Acquisition Proposal” means any inquiry, offer or proposal relating to any transaction or series of related transactions involving: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of 20% or greater of the outstanding capital stock of the Company; (b) any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning 20% or greater of the outstanding capital stock of the Company; (c) any sale, exchange, transfer, joint venture, license or other disposition of 20% or greater (based on the fair market value thereof) of the assets (including through the acquisition of Subsidiaries owning such assets) of the Company and all of its Subsidiaries, taken as a whole; or (d) any merger, consolidation, business combination, equity purchase or similar transaction involving the Company or any of its Subsidiaries that would result in the effect of (a), (b) or (c) (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal).

“Acquisition Proposal Documentation” has the meaning set forth in Section 8.6(a).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or to cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 2.1(d).

“Alternative Financing Commitments” has the meaning set forth in Section 2.1(d).

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the German Act Against Restraints of Competition, all other applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Book-Entry Share” has the meaning set forth in Section 4.2(a).

“Business Day” means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capitalization Date” has the meaning set forth in Section 5.3(a).

“Certificate” means a certificate that, immediately prior to the Effective Time, represents shares of Company Common Stock.

“Certificate of Merger” means (i) if the Merger is effectuated pursuant to Section 267 of the DGCL and Section 18-209 of the DLLCA, a certificate of ownership and merger in substantially the form attached hereto as Exhibit A.1, or (ii) if the Merger is effectuated pursuant to Section 264 of the DGCL and Section 18-209 of the DLLCA, a certificate of merger in substantially the form attached hereto as Exhibit A.2.

“Change of Recommendation” has the meaning set forth in Section 8.6(d).

“Claim” means any threatened, asserted, pending or completed Legal Proceeding, whether initiated by the Company, any Governmental Entity or any other Person, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to an Indemnified Party’s duties or services as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, any employee benefit plan maintained by any of the foregoing at or prior to the Effective Time and any other Person at the request the Company or any of its Subsidiaries.

“Closing Equity Award Consideration” means (a) the Closing Option Consideration, (b) the Closing PSA Consideration, (c) the Closing RSU Consideration and (d) in the case of a Company Restricted Share, the Offer Price or Merger Consideration (as applicable), in each case that may be payable to a Company Equity Award Holder pursuant to and in accordance with the terms of this Agreement.

“Closing Option Consideration” means, with respect to each Company Option, an amount in cash equal to (a) (i) the Offer Price (or, if the Effective Time occurs earlier than the Acceptance Time, the Merger Consideration) minus (ii) the exercise price per share attributable to such Company Option, multiplied by (b) the total number of Shares issuable upon exercise in full of such Company Option; the product of (a) and (b) rounded down to the nearest whole cent.

“Closing PSA Consideration” has the meaning set forth in Section 3.10(c).

“Closing RSU Consideration” has the meaning set forth in Section 3.10(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, change in control, retention, retiree medical or life insurance, supplemental retirement, severance and other benefit plans, programs or arrangements (other than individual option or other equity-based award agreements), with respect to which the Company or any of its Subsidiaries has any obligation or that are being maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries, other than any such legally mandated benefit plans, programs, arrangements, contracts or agreements maintained outside of the United States.

“Company Board” means the Board of Directors of the Company.

“Company By-Laws” has the meaning set forth in Section 3.6.

“Company Charter” has the meaning set forth in Section 3.5.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” means the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub and delivered to Parent concurrently herewith.

“Company Equity Award” means any of the following: (a) a Company Option; (b) a Company RSU; (c) a Company PSA; (d) a Company Restricted Share; or (e) an option under the Company ESPP.

“Company Equity Award Holder” means a holder of a Company Equity Award.

“Company Equity Inducement Awards” means any award payable in Shares or whose value is determined by reference to the value of Shares and that is set forth in Section 1.1 of the Company Disclosure Letter.

“Company Equity Plans” means the Company’s 2005 Performance Incentive Plan, the Company’s 1998 Nonstatutory Stock Option Plan, the Company’s 1996 Stock Option Plan, the Company’s 1996 Directors’ Stock Option Plan and the Company Equity Inducement Awards.

“Company ESPP” means the 2008 Employee Stock Purchase Plan of the Company, as amended through January 27, 2011.

“Company Intellectual Property” has the meaning set forth in Section 5.15.

“Company IT Assets” means all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation owned, used or held for use in the operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” means, with respect to the Company, an effect, state of facts, occurrence, condition, event, development or change, individually or in the aggregate, that (i) has or would reasonably be expected to have a materially adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) would prevent or materially delay or impair the Company from consummating the Offer, the Merger or any other transaction contemplated by this Agreement; provided, however, that none of the following, and no effect, state of facts, occurrence, condition, event, development or change arising out of, or resulting from, any of the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (a) the market price or trading volume of Company Common Stock; (b) conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest or exchange rates; (c) general legal, tax, regulatory, political or business conditions in the countries in which the Company or any of its Subsidiaries does business; (d) general market, economic or other conditions in the industries in which the Company or any of its Subsidiaries participates; (e) changes in Law or GAAP, or the interpretation thereof, after the date hereof; (f) the negotiation, execution, announcement, pendency, performance or compliance with the terms of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, vendors, licensors, licensees, lenders, investors or employees and including any Legal Proceeding made, brought or threatened by or on behalf of any Company Stockholder arising out of or related to this Agreement or any of the transactions contemplated hereby; (g) acts of war (whether or not declared), armed hostilities, sabotage or terrorism or any escalation or worsening of any such acts of war (whether or not declared), armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; (h) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, floods or other natural disasters; (i) changes, by themselves, in any analyst’s recommendation, any financial strength or credit rating or any other recommendation or rating as to the Company or any of its Subsidiaries (including, in and of itself, any failure to meet analyst projections) (it being understood that the underlying cause of any such change or failure (if not otherwise falling within one of the other exceptions in this proviso) may be taken into account in determining whether or not there has been a Company Material Adverse Effect); (j) the restatement of the Company’s financial statements as described in the Section entitled “EXPLANATORY NOTE REGARDING RESTATEMENT”, and the other relevant sections, of the Company’s Form 10-K for the fiscal year ended December 31, 2011, including any Legal Proceeding, Order or investigation arising therefrom or the outcome or settlement thereof; (k) the failure, in and of itself, of the Company to meet any expected or projected financial or operating performance target, as well as any change, in and of itself, by the Company in any expected or projected financial or operating performance target as compared with any target (it being understood that the underlying cause of such failure (if not otherwise falling within one of the other exceptions in this proviso) may be taken into account in determining whether or not there has been a Company Material Adverse Effect); (l) any act or omission by Parent or any of its Affiliates; (m) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; or (n) any action taken by the Company or any Company Subsidiary at the request or with the consent of Parent or Merger Sub; provided, further, however, that any effect, state of facts, occurrence, condition, event, development or change referred to in clauses (b), (c), (d), (e), (g) or (h) may be taken into account in determining whether or not there has been, or there is reasonably expected to be, a Company Material Adverse Effect to the extent such effect, state of facts, occurrence, condition, event, development or change has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate.

“Company Option” means an option to purchase shares of Company Common Stock issued under a Company Equity Plan.

“Company Optionholder” means a holder of Company Options.

“Company Preferred Stock” has the meaning set forth in Section 5.3(a).

“Company Products” means all software products, including those currently in development, from which the Company or any of its Subsidiaries has derived or expects to derive revenue.

“Company PSA” means an award of Shares issued (or to be issued) under a Company Equity Plan that is subject to vesting or other provisions that are wholly or partially dependent on the achievement of performance goals or objectives, other than any such award with respect to which performance goals or objectives are deemed to have been attained at a specified level and which remains subject only to service-based vesting conditions.

“Company Recommendation” has the meaning set forth in Section 8.1(d).

“Company Related Parties” has the meaning set forth in Section 11.9(b)(ii).

“Company Restricted Share” means a Share issued subject to vesting or other lapse restrictions under a Company Equity Plan.

“Company RSU” means a restricted share unit (including any Company PSA that is subject only to service-based vesting conditions) payable in Shares or whose value is determined with reference to the value of Shares issued under a Company Equity Plan that is, or at the time of grant was, subject to vesting without regard to the achievement of performance goals or objectives.

“Company SEC Reports” means any and all reports, schedules, forms, statements and other documents filed with, or furnished to, the SEC by the Company.

“Company Securities” has the meaning set forth in Section 5.3(c).

“Company Stockholder” means any beneficial and record holder of Company Common Stock.

“Company Stockholder Meeting” has the meaning set forth in Section 8.1(c).

“Company Stockholder Vote” has the meaning set forth in Section 5.4(a).

“Company Subsidiary” means a Subsidiary of the Company.

“Company Termination Fee” has the meaning set forth in Section 10.3(a)(ii).

“Company Transaction Litigation” has the meaning set forth in Section 8.13(a).

“Company Warrants” means the warrants to purchase shares of Company Common Stock listed in Section 1.1(a) of the Company Disclosure Letter.

“Confidentiality Agreement” has the meaning set forth in Section 8.2(b).

“Consents” has the meaning set forth in Section 8.3(b).

“Continuing Employees” has the meaning set forth in Section 8.4(a).

“Contract” means any agreement, contract, purchase order, sales order or other legally binding commitment, understanding or other arrangement, whether oral or written.

“Credit Agreement” means the Credit Agreement, dated as of March 18, 2011, by and among the Company, Wells Fargo Capital Finance, LLC, as the Agent, and the lenders that are signatories thereto, as amended, supplemented or otherwise modified from time to time.

“Damages” means losses, costs, damages, liabilities, Taxes, claims, suits, proceedings, judgments and amounts paid in settlement.

“Debt Commitments” has the meaning set forth in Section 8.11(c).

“Debt Financing” has the meaning set forth in Section 6.7.

“Debt Financing Commitment” has the meaning set forth in Section 6.7.

“Debt Financing Source” means any Lender or any other source of Debt Financing or any Alternative Financing.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Discharge” has the meaning set forth in Section 8.15.

“Dissenting Shares” has the meaning set forth in Section 3.9(b).

“Divestiture Action” has the meaning set forth in Section 8.3(c).

“DLLCA” means the Delaware Limited Liability Company Act, as amended from time to time.

“DOJ” means the U.S. Department of Justice, including the Antitrust Division thereof.

“DTC” has the meaning set forth in Section 4.2(a).

“Effective Time” has the meaning set forth in Section 3.2.

“Employment Agreement” shall mean any employment or other personal service agreement to which the Company or any of its Subsidiaries is a party, other than any such employment agreement or personal service agreement required by applicable Law or a collective bargaining agreement.

“End Date” has the meaning set forth in Section 10.1(c).

“Environmental Law” means any Law relating to pollution, the protection of the environment or natural resources or human health and safety (as such relates to hazardous or toxic substances or waste).

“Equity Financing” has the meaning set forth in Section 6.7.

“Equity Financing Commitment” has the meaning set forth in Section 6.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 4.1.

“Excluded Shares” has the meaning set forth in Section 3.9(c).

“Existing D&O Policies” has the meaning set forth in Section 8.5(d).

“Expenses” means attorneys’ fees and all other costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to Section 8.5, including any Legal Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party.

“FAR” has the meaning set forth in Section 5.6(f).

“FCO” has the meaning set forth in Section 9.1(d).

“Final Investment Date” has the meaning set forth in Section 3.10(f).

“Financing” has the meaning set forth in Section 6.7.

“Financing Commitments” has the meaning set forth in Section 6.7.

“Financing Proceeds Condition” has the meaning set forth in clause (e) of Annex A.

“Financing Outside Date” means January 29, 2013.

“Foreign Plan” has the meaning set forth in Section 5.11(c).

“Former i2 Share” means a share of common stock, par value $0.00025 per share, of i2 Technologies, Inc. immediately prior to the consummation of the January 28, 2010 merger of i2 Technologies, Inc. with Alpha Acquisition Corp.

“FTC” means the U.S. Federal Trade Commission.

“Fully-Diluted Basis” means, as of any date of determination, the sum of (x) the aggregate number of shares of Company Common Stock issued and outstanding on such date, plus (y) the aggregate number of shares of Company Common Stock issuable upon the exercise, conversion or vesting of all outstanding Company Options, Company Warrants, Company PSAs, Company RSUs and all other outstanding options, warrants and other rights to purchase or acquire shares of Company Common Stock on such date.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” has the meaning set forth in Section 5.6(f).

“Governmental Entity” means any applicable domestic, foreign, multinational, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization of competent jurisdiction.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means with respect to any Person, (a) any liability or obligation of that Person (including any principal, premium, accrued and unpaid interest, prepayment penalties and fees payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument; (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (v) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; and (vi) to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond or bankers’ acceptance, (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a) or any such indebtedness of others in respect of which such Person may otherwise be liable as obligor, guarantor, surety or otherwise, (c) any indebtedness described in clause (a) or clause (b) in respect of which such Person has granted a

Lien on any of its assets and (d) the maximum liabilities of such Person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Independent Directors” has the meaning set forth in Section 8.12.

“Information Statement” has the meaning set forth in Section 5.5(b).

“Intellectual Property” means (a) patents, patent applications and invention registrations of any type, (b) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof, (d) software and (e) trade secrets and know-how and other similar confidential and proprietary information.

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“Knowledge of Parent” or words of similar import means the actual knowledge of the individuals named in Section 1.1(c) of the Company Disclosure Letter.

“Knowledge of the Company” or words of similar import means the actual knowledge of the individuals named in Section 1.1(b) of the Company Disclosure Letter.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation.

“Lease” has the meaning set forth in Section 5.21(b).

“Leased Facility” has the meaning set forth in Section 5.21(b).

“Legal Proceeding” means any lawsuit, judicial or administrative proceeding or arbitration, in each case by, from or before a Governmental Entity.

“Lenders” has the meaning set forth in Section 6.7.

“Lien” means any lien, statutory or otherwise, mortgage, pledge, security interest, deed of trust, hypothecation, transfer restriction, charge, right of first refusal, right of first offer, lease or any other encumbrance of any kind or nature whatsoever.

“Limited Guarantee” has the meaning set forth in Section 6.8.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which (i) Parent shall have all of the Required Financial Information to the extent such Required Financial Information has been requested in writing by Parent prior to the first day of such period and (ii) (A) unless the Offer Termination shall have occurred, nothing has occurred and no condition exists that would cause any of the Offer Conditions set forth in clauses (i), (ii), (iii) and (iv) of paragraph (d) of Annex A to fail to be satisfied, assuming that the Offer Closing were to be scheduled for any time during such 15 consecutive Business-Day period and (B) if the Offer Termination shall have occurred, nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 9.2(a), 9.2(b) or 9.2(c) to fail to be satisfied, assuming that the Merger Closing were to be scheduled for any time during such 15 consecutive Business-Day period; provided that (1) unless Parent determines otherwise and so notifies the Company at least one Business Day in advance, in no event shall the Marketing Period commence prior to November 27, 2012, and (2) the Marketing Period will not be deemed to commence if (x) after the date of this Agreement and prior to the completion of the Marketing Period (i) the Company’s auditors shall have withdrawn their audit opinion contained in the Required Financial Information; provided, however, that if a new unqualified audit opinion is issued with respect to the financial information contained in the Required Financial Information by such auditors or another nationally recognized independent registered public accounting firm reasonably acceptable to Parent, the Marketing Period shall commence (subject to the other terms and conditions hereof) on the first Business Day after such issuance and the receipt by Parent of the updated and complete Required Financial Information, or (ii) the Company shall have publicly announced that its stockholders and others should not or may not rely upon certain or all of the Company’s financial statements or that one or more of the Company SEC Reports has been withdrawn in respect to one or more of the Company’s financial statements as a result of a material inaccuracy therein or that any of its financial statements set forth in any annual report on Form 10-K or quarterly report on Form 10-Q of the Company require a restatement or similar treatment; provided, however, that if such restatement shall have been completed or the Company shall have publicly announced that no restatement is required, the Marketing Period shall commence (subject to the other terms and conditions hereof) on the first Business Day after the public announcement of such completed restatement or the lack of the need therefor, as the case may be, and the receipt by Parent of the updated and complete Required Financial Information, or (y) the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 15 consecutive Business-Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 15 consecutive Business-Day period to permit a registration statement using such financial statements to be declared effective by the SEC, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Financial Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such new 15-Business-Day period; and provided, further that (1) the Marketing Period shall end on any earlier date on which the Debt Financing is funded, (2) for purposes of counting the consecutive days in the 15 Business-Day period referred to above, any day from and including November 22, 2012 and through and including November 25, 2012 shall be excluded but the exclusion of such days shall not otherwise disqualify the Marketing Period from satisfying the requirement that it be a consecutive 15 Business-Day period, and (3) the entirety of the Marketing Period must occur prior to December 21, 2012 or after January 2, 2013. If the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, subject to the first sentence of this definition, the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered).

“Material Contract” has the meaning set forth in Section 5.19.

“Merger” has the meaning set forth in Section 3.1.

“Merger Closing” has the meaning set forth in Section 3.4.

“Merger Closing Date” has the meaning set forth in Section 3.4.

“Merger Consideration” has the meaning set forth in Section 3.9(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Designees” has the meaning set forth in Section 8.12.

“Minimum Condition” has the meaning set forth in Annex A.

“Most Recent Balance Sheet” means the Company’s most recent consolidated balance sheet included in the Company SEC Reports publicly available on the date of this Agreement.

“NASDAQ” has the meaning set forth in Section 5.5(b).

“Notes” has the meaning set forth in the Notes Indenture.

“Notes Indenture” has the meaning set forth in Section 8.11(f).

“Notes Redemption Date” has the meaning set forth in Section 8.15.

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 2.1(e).

“Offer Closing Date” has the meaning set forth in Section 2.1(e).

“Offer Commencement Date” has the meaning set forth in Section 2.1(a).

“Offer Conditions” has the meaning set forth in Section 2.1(a).

“Offer Documents” has the meaning set forth in Section 2.1(b).

“Offer Expiration Date” has the meaning set forth in Section 2.1(d).

“Offer Price” has the meaning set forth in the Recitals.

“Offer Termination” has the meaning set forth in Section 2.1(f).

“Offer Termination Date” has the meaning set forth in Section 2.1(f).

“Open Source Software” means (A) any software that is distributed as freeware, shareware, open source software, or similar licensing model (or a is a “derivative work” of such software as that term is defined in 17 USC § 101), that requires as a condition of use, modification or distribution that such software or other software incorporated into, linked with or distributed with such software: (1) be disclosed, licensed or distributed in source code form, (2) be licensed for the purpose of making derivative works, and (3) be redistributable at no charge, and (B) without limiting the generality of the foregoing, any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser Generally Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License.

“Order” means any order, writ, injunction, judgment or decree of any Governmental Entity.

“Parent” has the meaning set forth in the Preamble.

“Parent Material Adverse Effect” means any effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, would prevent or materially delay or impair Parent or Merger Sub from consummating the Offer, the Merger or any other transactions contemplated by this Agreement.

“Parent Plans” has the meaning set forth in Section 8.4(a).

“Parent Termination Fee” has the meaning set forth in Section 10.3(b).

“Parent Transaction Litigation” has the meaning set forth in Section 8.13(b).

“Party” and “Parties” have the respective meanings set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 4.1.

“Permit” means any approval, permit, license, certificate, franchise, registration or other authorization issued, granted or given by any Governmental Entity or pursuant to any Law.

“Permitted Lien” means any (a) Lien publicly disclosed in the Recent SEC Reports; (b) Lien disclosed in Section 1.2 of the Company Disclosure Letter; (c) Lien for Taxes not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings; (d) encumbrance or imperfection of title, if any, that does not materially detract from the value of the property to which it relates and does not materially interfere with the present or proposed use of such property or otherwise materially impair the operation of such property; (e) Lien imposed or promulgated by Laws with respect to real property and improvements, including zoning, entitlement and other land use and environmental regulations promulgated by Governmental Entities; (f) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business; (g) title of a lessor under a capital or operating lease; (h) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, social security Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (i) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries; (j) Liens discharged at or prior to the Effective Time; and (k) Liens or other imperfection in title incurred in the ordinary course of business that do not secure any Indebtedness and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other form of business or legal entity, including a Governmental Entity.

“Promissory Note” has the meaning set forth in Section 2.3(c).

“Proxy Statement” has the meaning set forth in Section 5.13.

“Proxy Statement Clearance Date” means the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement or the first date following the tenth calendar day following the filing of the preliminary Proxy Statement if the SEC (or the staff of the SEC) has not informed the Company that it intends to review the Proxy Statement.

“Recent SEC Reports” means (i) the Company SEC Reports filed on or after August 6, 2012 and publicly available on or prior to the date that is two (2) Business Days before the date of this Agreement and (ii) the Company’s Form 10-Q for the fiscal quarter ended September 30, 2012 provided that it is identical (other than immaterial differences) to the confidential draft Form 10-Q for the fiscal quarter ended September 30, 2012 previously made available to Parent.

“Real Estate” has the meaning set forth in Section 5.21(a).

“Representatives” of a Person means such Person’s officers, directors, financial advisors, attorneys, accountants, agents and other representatives.

“Required Financial Information” has the meaning set forth in Section 8.11(f).

“Ruby” means RedPrairie Holding, Inc.

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“Schedule TO” has the meaning set forth in Section 2.1(b).

“SEC” has the meaning set forth in Section 2.1(d).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” has the meaning set forth in the Recitals.

“Solvent”, with respect to any Person, means that, as of any date of determination, (a) the amount of “fair saleable value” of the assets of such Person will, as of such date, exceed the value of “all liabilities of such Person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of insolvency of debtors, (b) following such date, such Person will be able to generate enough cash from operations, asset dispositions or financings, or a combination thereof, to meet its obligations as they become due and (c) such Person will be able to pay its liabilities, including contingent liabilities, as they come due.

“Sponsor” means New Mountain Partners III, L.P.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person.

“Superior Proposal” means a bona fide, written Acquisition Proposal which is not solicited or received in violation of Section 8.6, the terms of which the Company Board or any committee thereof determines in good faith (after consultation with its outside legal counsel and financial advisor and after taking into consideration, among other things, all of the material terms and conditions, and all material legal, financial, financing, regulatory and other aspects, of such Acquisition Proposal and this Agreement) is reasonably likely to be consummated (including, in the case of a cash transaction (whether in whole or in part), that the cash to be used in the transaction is fully committed or is reasonably likely to be available at the closing of the transaction) on the terms proposed and is more favorable to the holders of Company Common Stock (solely in their capacity as such) than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 8.6(d)); provided that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be deemed to be “51%”.

“Surviving Company” has the meaning set forth in Section 3.1.

“Tax” means any tax, charge, levy or other assessments imposed by any U.S. federal, state, local or foreign Governmental Entity, including income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest, penalties or additions imposed with respect thereto.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) required to be filed with any Taxing Authority with respect to Taxes, including all information returns relating to Taxes of third parties, and any amendments or supplements to any of the foregoing.

“Taxing Authority” means any Governmental Entity responsible for the imposition or administration of any Tax.

“Termination Condition” has the meaning set forth in Annex A.

“Termination Date” has the meaning set forth in Section 10.1.

“Top-Up Option” has the meaning set forth in Section 2.3(a).

“Top-Up Shares” has the meaning set forth in Section 2.3(a).

“U.S. Plan” has the meaning set forth in Section 5.11(a).

“Unit” has the meaning set forth in Section 3.9(d).

“Warrant Consideration” has the meaning set forth in Section 3.10(b).

Section 1.2 Construction; Interpretation.

(a) For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document, are to the specified Articles, Sections, Annexes, subsections and other subdivisions of, and Exhibits, Schedules and other attachments to, this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein”, “hereof”, “hereunder”, “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not defined herein have the respective meanings given to them under GAAP; (vii) any reference in this Agreement to $ or dollars shall mean U.S. dollars; (viii) the words “made available to Parent” and words of similar import refer to documents posted to the Intralinks DataSite by or on behalf of the Company prior to the date of this Agreement and (ix) a reference to a party to this Agreement or any other agreement or document shall be deemed to include such party’s predecessors, successors and permitted assigns.

(b) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(c) Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement. No provision of this Agreement shall be construed to require the Company, Merger Sub, Parent or any of their respective Subsidiaries, Affiliates or Representatives to take any action that would violate or conflict with any Law.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 10.1, as promptly as practicable, but in no event later than November 15, 2012 (or such other date as the Parties may mutually agree to in writing), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay for, any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer are subject only to the satisfaction or waiver of the conditions set forth in Annex A (the “Offer Conditions”). The date on which Merger Sub commences the Offer is referred to herein as the “Offer Commencement Date”. The Company agrees that no shares of Company Common Stock held by the Company or any of its Subsidiaries (other than any such shares held on behalf of third parties) will be tendered pursuant to the Offer.

(b) On the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that shall include the summary term sheet required thereby and, as exhibits, the offer to purchase, form of letter of transmittal, form of notice of guaranteed delivery, summary advertisement and other ancillary documents pursuant to which the Offer will be made (collectively, together with any amendments or supplements thereto, the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of Shares as required by applicable Law. The Company shall promptly (and in no event later than three (3) Business Days following Merger Sub’s or Parent’s request) furnish to Parent and Merger Sub all information concerning the Company and its Subsidiaries or any of their respective Representatives that may be required by the Exchange Act and other applicable securities Laws or as reasonably requested by Parent or Merger Sub to be set forth in the Offer Documents. Subject to Section 8.6, the Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become (or shall have become known to be) false or misleading in any material respect. Parent and Merger Sub shall take all steps reasonably necessary to amend or supplement the Schedule TO to correct such information and to cause the Schedule TO, as so corrected, to be filed with the SEC and the Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case to the extent required by applicable Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents (or any amendment or supplement thereto), including the proposed final version thereof, before any such document is filed with the SEC or disseminated to holders of

Shares, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company and its counsel with (i) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel or other representatives may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent and Merger Sub to those comments, and to provide comments on that response (to which Parent and Merger Sub shall give reasonable and good faith consideration), including by participating with Parent and Merger Sub or their counsel in any discussions or meetings with the SEC.

(c) The Offer Conditions are for the sole benefit of Parent and Merger Sub and Parent and Merger Sub expressly reserve the right to waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of or conditions to the Offer; provided that, without the prior written consent of the Company, neither Parent nor Merger Sub shall:

(i) waive or change the Minimum Condition or the Termination Condition;

(ii) decrease the Offer Price;

(iii) change the form of consideration to be paid in the Offer;

(iv) decrease the number of Shares subject to the Offer;

(v) terminate, extend or otherwise change the expiration date of the Offer, except as otherwise provided in this Agreement;

(vi) provide any “subsequent offering period” with the meaning of Rule 14d-11 under the Exchange Act; or

(vii) impose additional conditions to the Offer or otherwise amend, modify or supplement any of the Offer Conditions or the other terms of the Offer in any manner adverse to the holders of the Shares.

(d) Unless extended as provided in this Agreement, the Offer shall expire at 11:59 p.m. New York time on the date that is twenty Business Days (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) after the Offer Commencement Date (the “Initial Offer Expiration Date”). If as of 11:59 p.m. New York time on the Initial Offer Expiration Date or any subsequent date as of which the Offer is scheduled to expire, (i) any of the Offer Conditions shall not have been satisfied or waived by Merger Sub, then, unless Parent and the Company otherwise agree, and subject to the rights and remedies of the Parties under this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to), extend the Offer for one or more consecutive increments of not more than five Business Days each, the length of each such period to be determined by Parent in its sole discretion (or for such longer period as Parent and the Company may mutually agree) until such Offer Condition(s) are satisfied or waived, or (ii) the Offer is required to be extended by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (“SEC”) or the staff thereof applicable to the Offer, then Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for the minimum period required by such rule, regulation or interpretation or position; provided, however, that Merger Sub shall not be required to extend the Offer pursuant to the immediately preceding clauses (i) or (ii) beyond the End Date unless Parent or Merger Sub is not then permitted to terminate this Agreement pursuant to Section 10.1(c), in which case Merger Sub shall be required to extend the Offer beyond the End Date. In addition, if requested by the Company, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer beyond any then scheduled Offer Expiration Date (i) for one or more consecutive increments designated by the Company in its sole discretion (which designation shall be made by the Company in writing to Parent not later than the date that is one Business Day prior to the then scheduled Offer Expiration Date); provided, however, that Merger Sub shall not be required to extend the Offer pursuant to this clause (i) beyond 5 p.m. (New York City time) on December 12, 2012 and (ii) if the Company has delivered a notice pursuant to clause (w) of the last sentence of Section 8.6(d) prior to the then scheduled Offer Expiration Date, three Business Days after such notice; provided, however, that Merger Sub shall not be required to extend the Offer pursuant to this clause (ii) more than once (the date on which the Offer finally expires taking into account any extensions pursuant to and in accordance with this Section 2.1(d) is referred to herein as the “Offer Expiration Date”). In addition, Merger Sub shall have the right in its sole discretion to extend the Offer beyond any then-scheduled expiration of the Offer for one or more consecutive increments of up to five Business Days each, the length of each such period to be determined by Parent in its sole discretion (or such longer period as Parent and the Company may mutually agree) to the extent (x) Parent and Merger Sub shall have waived the Financing Proceeds Condition, (y) all of the Offer Conditions other than the Financing Proceeds Condition have been satisfied or waived and (z) the Debt Financing (or any alternative financing contemplated by Section 8.11 (such alternative financing, “Alternative Financing”)) has not actually been received by Merger Sub or Parent, and the lenders party to the Debt Financing Commitment (or to the commitments with respect to any Alternative Financing (such commitments, “Alternative Financing Commitments”)) have not definitively and irrevocably confirmed in writing to Parent and Merger Sub that the Debt Financing (or Alternative Financing) in an amount sufficient (together with the Equity Financing and cash available to the Company) to consummate the Offer and the Merger will be available at the Offer Closing on the terms set forth in the Debt Financing Commitment (or Alternative Financing Commitments) and subject only to the satisfaction of the Offer Conditions (and contribution by Parent or Merger Sub of the proceeds of the Equity Financing). If (x) the Financing Proceeds Condition has been satisfied less than five Business Days prior to the then-scheduled expiration of the Offer (including the then-scheduled expiration date of the Offer) and (y) all of the other Offer Conditions have been satisfied or waived at the then scheduled expiration of the Offer, then Merger Sub and Parent shall have a one-time right to extend the Offer pursuant to this sentence and such extension shall be for a period of up to five Business Days.

(e) Subject to the terms and conditions set forth in this Agreement and to the satisfaction, or waiver by Merger Sub, of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, as promptly as practicable (which shall, in any event, be no more than three Business Days) after the Offer Expiration Date, all Shares validly tendered and not validly withdrawn pursuant to the Offer that Merger Sub becomes obligated to purchase pursuant to the Offer (such acceptance, the “Offer Closing”, the time on which the Offer Closing occurs, the “Acceptance Time”, and the date on which the Offer Closing occurs, the “Offer Closing Date”). Parent shall provide, or cause to be provided, to Merger Sub on a timely basis the funds necessary to purchase all Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(f) The Offer may not be terminated prior to the Offer Expiration Date unless this Agreement is validly terminated in accordance with Section 10.1; provided, however, that if at any date on which the Offer is scheduled to expire, (i) the Marketing Period shall have ended and any Offer Condition (other than the Financing Proceeds Condition) shall not have been satisfied or waived and (ii) the Proxy Statement Clearance Date shall have occurred at least three Business Days prior to such scheduled expiration of the Offer, then (x) notwithstanding the provisions of subclause (i) of Section 2.1(d), Merger Sub may irrevocably and unconditionally terminate the Offer (provided that prior to so terminating the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, notify the Company in writing at least one Business Day in advance of such termination and the Company shall have a one-time right (exercisable in the Company’s sole discretion) to cause Merger Sub to extend, rather than terminate, the Offer for one consecutive increment of five Business Days, in which case Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for such period) and (y) if the Financing Outside Date has occurred, the Company shall have the right, exercisable by delivering written notice to Parent and Merger Sub, to cause Merger Sub to, and upon receipt of such written notice, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably and unconditionally terminate the Offer at the then-scheduled expiration date following the receipt of such notice sent by the Company. The termination of the Offer pursuant to the immediately preceding sentence is referred to in this Agreement as the “Offer Termination” and the date on which the Offer Termination occurs is referred to in this Agreement as the “Offer Termination Date”. If the Offer Termination occurs, Merger Sub shall promptly (but in no event later than three Business Days after the Offer Termination Date) return, and shall cause any depository acting on behalf of Merger Sub to return, all tendered shares of Company Common Stock to the registered holders thereof. The Parties hereto acknowledge and agree that the Offer Termination shall not give rise to a right of termination of this Agreement unless to the extent expressly provided for in Section 10.1 and that, absent such any termination of this Agreement, the obligations of the Parties hereunder other than those related to the Offer shall continue to remain in effect notwithstanding the Offer Termination, including those obligations with respect to the Merger. The Parties hereto also acknowledge and agree that the occurrence of the Offer Termination shall not limit or affect the right of the Company to terminate this Agreement pursuant to Section 10.1(h).

Section 2.2 Company Action.

(a) The Company shall, or shall cause its transfer agent to, furnish Parent and Merger Sub promptly with a list of the Company Stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories as of the most recent practicable date (and in any event the Company shall so direct its transfer agent to furnish such materials to Parent and Merger Sub within two Business Days following the date of this Agreement), and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels, lists of securities positions and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Shares) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings, files and other information, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy all copies of such information then in their possession in accordance with the Confidentiality Agreement.

(b) On the Offer Commencement Date, the Company shall file with the SEC and disseminate to the Company Stockholders, in each case as and to the extent required by applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 8.6(e), describe and make the recommendations of the Company Board that the Company Stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9, if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. The Company shall take all steps reasonably necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the Company Stockholders, in each case to the extent required by applicable Law. The Company shall include the opinion referred to in Section 5.24 in the Schedule 14D-9. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications; and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (to which the Company shall give reasonable and good faith consideration), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 2.3 Top-Up Option.

(a) Subject to Section 2.3(b) and Section 2.3(c), the Company grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof and the Offer Termination shall not have occurred, to purchase from the Company a number of authorized, validly issued, fully paid and nonassessable Shares equal to at least the lowest number of Shares that, when added to the number of Shares that would be owned by Parent and Merger Sub after giving effect to the exercise of the Top-Up Option, would constitute one Share more than 90% of the aggregate number of Shares that would be outstanding on a Fully-Diluted Basis immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option (such Company Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b) The Top-Up Option may be exercised by Merger Sub, in whole but not in part, only once, on the Offer Closing Date and only if Parent and Merger Sub shall own as of such time less than 90% of the aggregate number of Shares outstanding on a Fully-Diluted Basis; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable to the extent (i) the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares (treating Shares owned by the Company as treasury stock as unissued) or (ii) any provision of applicable Law or any Order would prohibit, or require any Consent by any Governmental Entity in connection with, the exercise of the Top-Up Option or the delivery of the Top-Up Shares with respect to such exercise (and, with respect to any such Consent, such Consent has not theretofore been obtained).

(c) If the Offer Conditions have been satisfied or waived by Merger Sub and the number of Shares that have been validly tendered and not validly withdrawn, when added to the Shares owned by Parent and Merger Sub, prior to giving effect to the exercise of the Top-Up Option, does not represent at least 90% of the Shares outstanding on the Offer Closing Date on a Fully-Diluted Basis, Merger Sub shall be deemed to have exercised the Top-Up Option as of the Offer Closing and, on the Offer Closing Date, shall give the Company written notice specifying the amount of Shares owned by Parent and Merger Sub at the time of such notice (after giving effect to the Shares acquired pursuant to the Offer). For the avoidance of doubt, for purposes of this Section 2.3(c), the number of Shares owned by Parent and Merger Sub immediately before, at or immediately after the exercise of the Top-Up Option shall exclude (unless otherwise directed by Parent or Merger Sub in writing) shares of Company Common Stock tendered into the Offer pursuant to guaranteed delivery procedures if such shares have not been delivered pursuant to such guarantees as of such time. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of shares of Company Common Stock issued and outstanding, together with the number of shares of Company Common Stock issuable upon exercise, conversion, or vesting of all outstanding Company Options, Company PSAs, Company RSUs, Company Warrants, and all other outstanding options, warrants, and rights to acquire shares of Company Common Stock, and all outstanding convertible debt, and, based on such number and based on the information provided by Merger Sub, the number of Top-Up Shares to be purchased by Merger Sub. The aggregate purchase price payable for all Top-Up Shares being purchased by Merger Sub (the “Top-Up Consideration”) shall be determined by multiplying the number of such Top-Up Shares by the Offer Price, without interest. At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause the Top-Up Consideration to be delivered to the Company; provided that Merger Sub may pay the Top-Up Consideration by (x) paying in cash, by wire transfer of immediately available funds to an account designated by the Company in writing, an amount equal to the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company an unsecured, non-negotiable, non-transferable promissory note having a principal amount equal to the Top-Up

Consideration less the amount paid in cash pursuant to the preceding clause (x) (the “Promissory Note”). The Promissory Note (1) shall be full recourse against Merger Sub, (2) shall bear interest at the rate of 5% per annum, payable in arrears at maturity, (3) shall mature on the first anniversary of the date of issuance, (4) may be prepaid, in whole or in part, at any time without premium or penalty and (5) shall have no other material terms. The Parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the Offer Closing Date, and if not so consummated on such day, as promptly thereafter as possible. At the closing of the sale and purchase of the Top-Up Shares as provided herein, the Company shall cause the Top-Up Shares to be issued to Merger Sub in a manner that makes Merger Sub a holder of record in respect to such Shares for purposes of Section 267 of the DGCL and 18-209 of the DLLCA.

(d) Subject to the terms and conditions of this Agreement, and for so long as the Offer Termination has not occurred, the Company agrees that it shall maintain out of its existing authorized capital stock, free from preemptive rights or reservation, at least 49,125,000 authorized but unissued shares of Company Common Stock for the purpose of issuance pursuant to this Section 2.3 and, for purposes of this Section 2.3, the Company shall take all action necessary to ensure that no prior reservation of any shares of Company Common Stock (including, but not limited to, any reservations made pursuant to any Company Options, Company PSAs, Company RSUs, Company Warrants and any other rights to acquire shares of Company Common Stock) will impair the Company’s ability to have 49,125,000 authorized but unissued shares of Company Common Stock available for the purpose of issuance pursuant to this Section 2.3.

(e) Concurrently with the issuance to Merger Sub of the Top-Up Shares (or, if not concurrently, as promptly as practicable thereafter), Merger Sub shall consummate the Merger in accordance with Sections 267 of the DGCL and 18-209 of the DLLCA and as contemplated by Section 8.1(d).

(f) Parent and Merger Sub understand and acknowledge that the Top-Up Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. The Parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Shares will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Each of Parent and Merger Sub further represents that Merger Sub will be, upon acquisition of the Top-Up Shares, an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable Law.

(g) Any dilutive impact on the value of the Shares as a result of the issuance of the Top-Up Shares or the payment of the Top-Up Consideration to the Company, including the Promissory Note, will not be taken into account in any determination of the fair value of any

Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.9(b) and Section 4.2(g), and the Parties and the Surviving Company expressly waive and shall not present (except pursuant to explicit direction of the Delaware Court of Chancery) any argument that any such dilutive impact shall be taken into account in any such determination of the fair value of any Dissenting Shares pursuant to Section 262 of the DGCL.

ARTICLE III

THE MERGER

Section 3.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”). The Company shall be the surviving corporation (the “Surviving Company”) of the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

Section 3.2 Effective Time. The Merger shall become effective as set forth in the Certificate of Merger, which shall be duly executed and filed with the Secretary of State of the State of Delaware as promptly as reasonably practicable on the Merger Closing Date. As used in this Agreement, the term “Effective Time” shall mean the date and time when the Merger becomes effective as provided by the Certificate of Merger and otherwise in accordance with the DGCL and DLLCA.

Section 3.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects and consequences set forth in Section 259 of the DGCL and Section 209 of the DLLCA and as provided in this Article III.

Section 3.4 Closing of the Merger. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Merger Closing”) shall take place (i) if the Offer Termination shall have occurred, at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004 at 10:00 a.m. on a date to be specified by the Parties, which date shall be as soon as reasonably practicable (but in any event no later than the second Business Day) after satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article IX, other than those conditions that, by their terms, are to be satisfied at the Merger Closing (but subject to the satisfaction or waiver of such conditions), or at such other location or on such other date or time as the Parties may mutually agree in writing; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that, by their terms, are to be satisfied at the Merger Closing, but subject to the satisfaction or waiver of those conditions at such time), then, subject to the continued satisfaction or waiver of the conditions set forth in Article IX at such time, the Merger Closing shall occur instead on the earliest of (a) any Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company, (b) the second Business Day after the final day of the Marketing Period and (c) such other date, time or place as agreed to in writing by Parent and the Company or (ii) if the Offer Closing shall have occurred, as promptly as practicable (and in any event, not later than two

Business Days) after the Offer Closing and (if applicable) after the closing of the sale and purchase of Top-Up Option Shares pursuant to Section 2.3, and subject to satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Section 9.1, other than those conditions that, by their terms, are to be satisfied at the Merger Closing (but subject to the satisfaction or waiver of such conditions) at the offices of Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004, or at such other location or on such other date or time as the Parties may mutually agree in writing (the date on which the Merger Closing actually takes place, the “Merger Closing Date”).

Section 3.5 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior thereto (the “Company Charter”) shall be amended so as to read in its entirety as set forth on Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 3.6 By-Laws. At the Effective Time, the By-Laws of the Company as in effect immediately prior thereto (the “Company By-Laws”) shall be amended so as to read in their entirety as set forth on Exhibit C and, as so amended, shall be the by-laws of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 3.7 Board of Directors. The Parties shall take all requisite action so that the managers of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall be the directors of the Surviving Company, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Company and applicable Law, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

Section 3.8 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

Section 3.9 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any securities of the Company:

(a) All shares of Company Common Stock owned by the Company (including treasury shares), Merger Sub or Parent (other than shares in trust accounts, managed accounts and the like) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for any portion of the Merger Consideration.

(b) All shares of Company Common Stock owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall be cancelled and retired and shall not be exchanged for any portion of the Merger Consideration, but shall be converted into and represent only the right to receive payment in accordance with Section 4.2(g); provided, however, that if any such stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under such Section 262, then the right of such stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 3.9(c).

(c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than those shares cancelled pursuant to Section 3.9(a) and Dissenting Shares, which are hereinafter referred to as “Excluded Shares”) shall be converted into and become the right to receive an amount equal to the Offer Price, in cash and without interest, payable to the holder thereof in accordance with Article IV (the “Merger Consideration”). At the Effective Time, all such Shares that have been converted into the right to receive the Merger Consideration shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, upon surrender of such Shares in accordance with Section 4.2.

(d) At the Effective Time, each membership unit (“Unit”) or portion thereof representing a membership interest in Merger Sub immediately prior to the Effective Time shall be converted into and become one fully paid share of common stock, par value $0.01 per share, of the Surviving Company and constitute the only outstanding shares of capital stock of the Surviving Company.

Section 3.10 Treatment of Company Options and Other Stock-Based Awards.

(a) Company Options. Each Company Option outstanding as of immediately prior to the earlier to occur of the Acceptance Time and the Effective Time (such earlier time, the “Acceleration Time”), whether vested or unvested, shall, as of immediately prior to the Acceleration Time, be irrevocably cancelled, extinguished and converted, without any action on the part of Parent, the Company or the applicable Company Optionholder, into the right to receive a cash payment, without interest, equal to the Closing Option Consideration, payable by the Company as soon as practicable after the Acceleration Time in accordance with Section 3.10(h). Such payment shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Options to the extent paid over to the applicable Taxing Authority. For the avoidance of doubt, all Company Options with an exercise price greater than the Offer Price or Merger Consideration (as applicable) shall be cancelled and shall not have any right to receive any consideration in respect thereof.

(b) Company Warrants. From and after the Effective Time, the holders of any Company Warrants shall be entitled to receive (except as set forth on Section 3.10(b) of the Company Disclosure Letter), in full settlement of such Company Warrants, cash in an amount

(the “Warrant Consideration”) equal to (a) (1) (x) $12.70 plus (y) 0.2562 multiplied by the Offer Price (or, if the Effective Time occurs earlier than the Acceptance Time, the Merger Consideration) minus (2) $15.4675 per Former i2 Share, multiplied by (b) the total number of Former i2 Shares issuable upon exercise in full of such Company Warrant, the product of (a) and (b) rounded down to the nearest whole cent. Such payment shall be reduced by any applicable income Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Warrant to the extent paid over to the applicable Taxing Authority.

(c) Company PSAs. Each Company PSA outstanding as of immediately prior to the Acceleration Time shall, as of immediately prior to the Acceleration Time, automatically become vested at target performance level and shall immediately thereafter be irrevocably cancelled, extinguished and converted, without any action on the part of Parent, the Company or the holder of the Company PSA, into the right to receive, in accordance with Section 3.10(h), as soon as practicable after the Acceleration Time, a cash payment, without interest, equal to the product of (i) the total number of Shares subject to such Company PSA immediately prior to the Acceleration Time (assuming, for this purpose, that all applicable performance goals have been achieved at target level of performance), and (ii) the Offer Price or Merger Consideration (as applicable) (such product, the “Closing PSA Consideration”). Such payment shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company PSA to the extent paid over to the applicable Taxing Authority. As of the Acceleration Time, all Company PSAs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company PSA shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 3.10(c).

(d) Company RSUs. Each Company RSU outstanding as of immediately prior to the Acceleration Time shall, as of immediately prior to the Acceleration Time, automatically become fully vested and free of any forfeiture restrictions, and shall immediately thereafter be cancelled, extinguished and converted into the right to receive, without any action on the part of Parent, the Company or the holder of the Company RSU, a cash payment, without interest, equal to the product of (i) the total number of Shares subject to such Company RSU immediately prior to the Acceleration Time and (ii) the Offer Price or Merger Consideration (as applicable) (such product, the “Closing RSU Consideration”). Such payment shall be made by the Company as soon as practicable after the Acceleration Time in accordance with Section 3.10(h) and shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company RSU to the extent paid over to the applicable Taxing Authority. As of the Acceleration Time, all Company RSUs shall no longer be outstanding and shall automatically cease to exist, and each holder of a Company RSU shall cease to have any rights with respect thereto, except the right to receive the consideration payable in accordance with this Section 3.10(d).

(e) Company Restricted Shares. Each Company Restricted Share outstanding as of immediately prior to the Acceleration Time shall, as of immediately prior to Acceleration Time, automatically become fully vested and free of any forfeiture restrictions, and, at the Acceleration Time, the holder thereof shall be entitled to receive the Offer Price or Merger Consideration (as applicable) with respect to each such Company Restricted Share. Such payment shall be made by the Company as soon as practicable after the Acceleration Time in accordance with Section 3.10(h) and shall be reduced by any applicable income or employment Tax withholding required under the Code or any provision of applicable Tax Law and, to the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Restricted Shares to the extent paid over to the applicable Taxing Authority.

(f) Employee Stock Purchase Plan. Prior to the Acceleration Time, the Company shall take all actions necessary (i) to terminate the Company ESPP, (ii) in order that the rights of participants in the Company ESPP with respect to any offering period then underway under the Company ESPP shall be determined by treating a Business Day to be determined by Company that is prior to the earlier to occur of the Offer Closing Date and the Merger Closing Date as the last day of such offering period (the “Final Investment Date”) and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP, (iii) in order that participants may not increase their payroll deductions from those in effect on the date hereof or make separate non-payroll contributions to the ESPP on or following the date hereof and (iv) in order that no new participants may enroll to commence participation in the ESPP following the date of this Agreement. Any shares of Company Common Stock acquired prior to or on the Final Investment Date shall, if not validly tendered in the Offer, be treated as outstanding shares of Company Common Stock for purposes of Section 3.9. Following the date hereof, the Company shall take no action pursuant to the terms of the Company ESPP to commence any new purchase or offering periods.

(g) The foregoing provisions of this Section 3.10 shall apply notwithstanding any provision to the contrary or any inconsistent provision in the Company Stock Plans, the Company ESPP or the award agreements evidencing the Company Equity Awards (as applicable).

(h) Cash Settlement through Payroll. The Surviving Company shall pay, through its payroll system, to each holder of Company Equity Awards, the cash payments subject to and in accordance with this Section 3.10, as applicable, no later than five Business Days after the Merger Closing Date.

ARTICLE IV

EXCHANGE OF SHARES AND PAYMENT OF MERGER CONSIDERATION

Section 4.1 Payment of Merger Consideration. Prior to the Effective Time, Parent shall (a) designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article IV and, in connection therewith, shall prior to the Merger Closing Date enter into an agreement with the Paying Agent in a customary form reasonably acceptable to the Company, (b) deposit, or cause to be deposited, with the Paying Agent in a separate fund (the “Exchange Fund”), for the benefit of Company Stockholders, an amount in cash sufficient to pay the aggregate Merger Consideration, and (c) instruct the Paying Agent to timely pay the Merger Consideration in accordance with this Agreement. The Merger Consideration deposited with the Paying Agent pursuant to this Section 4.1 shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) the Paying Agent shall not make any investment other than in (A) interest-bearing time deposits or short-term negotiable certificates of deposit (with maturities of 30 days or less) in a commercial bank having a combined capital and surplus of at least $10,000,000,000 and short-term deposit ratings of at least P-1 (Moody’s) and A-1 (Standard & Poor’s), (B) short-term obligations (with maturities of 90 days or less) of or guaranteed by the United States Treasury or another government agency or (C) money market funds substantially all the assets of which consist of cash and securities or other obligations of the types described in the preceding clauses (A) and (B) and (ii) any such investment or any payment of earnings from any such investment shall not delay the receipt by Company Stockholders of any portion of the Merger Consideration or otherwise impair such Company Stockholders’ rights under this Agreement. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to the Surviving Company. In the event that the funds in the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.9(c) and Section 3.10, Parent shall, or shall cause the Surviving Company to, promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount equal to such deficiency. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration as provided herein. The Paying Agent shall be required to hold the Exchange Fund for the benefit of the Company Stockholders and promptly make the payments provided for in Article III. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. Notwithstanding any provision contained herein to the contrary, each of the Paying Agent, the Surviving Company and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law. Amounts so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Paying Agent, the Surviving Company or Parent, as the case may be, made such deduction and withholding.

Section 4.2 Exchange of Shares.

(a) As soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day thereafter, Parent shall instruct the Paying Agent to mail to each registered holder of a Certificate or book-entry shares (“Book-Entry Shares”) which, immediately prior to the Effective Time, represented Company Common Stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits in lieu thereof) or Book-Entry Shares to the Paying Agent, and which shall be in such form and have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as the

Company and Parent may reasonably agree prior to the Merger Closing Date) and (ii) instructions for use in effecting the surrender of such Certificates or Book-Entry Shares, as applicable, in exchange for payment of the Merger Consideration into which the number of Shares previously represented by such Certificates or Book-Entry Shares, as applicable, shall have been converted pursuant to this Agreement. Upon proper surrender of Certificate(s) or Book-Entry Shares, as applicable, to the Paying Agent for cancellation, together with a properly completed and duly executed letter of transmittal (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate(s) or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the amount of the Merger Consideration that such holder has the right to receive pursuant to the provisions of Section 3.9(c), and the Certificate(s) or Book-Entry Shares, as applicable, so surrendered shall forthwith be cancelled. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate or Book-Entry Shares, as applicable. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to provide that the Paying Agent will transmit to DTC or its nominee as promptly as practicable after the Merger Closing (and, in any event, no later than the first Business Day after the Merger Closing) an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration.

(b) If payment of the Merger Consideration is to be made to any Person other than the registered holder of the Certificate(s) or Book-Entry Shares, as applicable, surrendered in exchange therefor, it shall be a condition to such payment that the Certificate(s) or Book-Entry Shares, as applicable, so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Shares, as applicable, or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate or Book-Entry Shares, as applicable, shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article IV, without interest.

(c) The Merger Consideration paid in accordance with the terms of this Article IV shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. As of the Effective Time, there shall be no transfers in the stock ledgers of the Company of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Surviving Company or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in Section 3.9(c) and this Article IV.

(d) Any portion of the Exchange Fund that remains unclaimed by the Company Stockholders as of the first anniversary of the Effective Time shall be returned to Parent. All Company Stockholders shall thereafter look only to Parent for payment of the Merger Consideration payable to such Company Stockholder at the Effective Time as determined pursuant to this Agreement, in each case without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Parent, the Company, the Paying Agent, Merger Sub or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, reasonably acceptable to the Paying Agent, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in such amount as the Surviving Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement, without any interest thereon.

(f) Without limiting the other provisions of this Agreement, in the event that any change in the number of shares of Company Common Stock issued and outstanding shall occur prior to the Acceptance Time or the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Offer Price or the Merger Consideration, as applicable, shall be equitably adjusted to reflect such change; provided, that no such adjustment shall be made to reflect the issuance of the Top-Up Shares, and provided, further that nothing in this Section 4.2(f) shall be construed to permit the Company to take any action that is otherwise prohibited by the terms of this Agreement.

(g) Except as provided in Section 3.9(b), each Company Stockholder who has perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive only the payment of the fair value of the Dissenting Shares held by such Company Stockholder as provided by Section 262 of the DGCL. The Company shall give Parent (i) prompt written notice of any demand for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company Stockholders’ rights of appraisal, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to the exercise of appraisal rights (or offers or attempts to settle the same) under Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle or offer or attempt to settle, any such demand for appraisal, or agree to do any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (A) set forth in the Company Disclosure Letter (it being understood that the disclosure of any item in any such Section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other Section of this Agreement to the extent it is reasonably apparent on its face that such disclosure is relevant to such other Section) or (B) as described in the Recent SEC Reports (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” or “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in any Recent SEC Report shall be deemed to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to any particular Section of the Company Disclosure Letter) and (y) any agreements filed as exhibits or other documents appended thereto), the Company hereby represents and warrants as follows:

Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company (i) is duly qualified or licensed to do business as a foreign corporation and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, and (ii) has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to be so qualified, licensed or in good standing or have such corporate power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. True and complete copies of the Company Charter and the Company By-Laws are included in the Company SEC Reports publicly available on or prior to the date of this Agreement.

Section 5.2 Subsidiaries.

(a) Each of the Company’s Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, is set forth in Section 5.2(a) of the Company Disclosure Letter. Each Subsidiary of the Company is a duly formed, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed to do business and is, to the extent applicable, in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company. All of such shares and other equity interests so owned by the Company were validly issued and are fully paid (and, in the case of shares of capital stock, nonassessable) and are owned by the Company free and clear of all Liens, other than Permitted Liens. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any Company Subsidiary, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the capital stock of, or other equity or voting interests in, any Company Subsidiary. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Company Subsidiary or dividends paid thereon.

Section 5.3 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on October 26, 2012 (the “Capitalization Date”), there were (i) 43,091,829 shares of Company Common Stock outstanding (including 5,866 Company Restricted Shares); (ii) no shares of Company Preferred Stock outstanding; (iii) 28,986 shares of Company Common Stock were subject to outstanding Company Warrants; (iv) 1,357,501 shares of Company Common Stock were subject to outstanding Company Options, Company RSUs, Company PSAs (assuming the achievement of any applicable performance goals or objectives at maximum) and other purchase rights and stock awards granted pursuant to the Company Equity Plans and the Company ESPP (with the number of shares of Company Common Stock subject to purchase rights under the Company ESPP being determined in accordance with Section 5.3(a)(iv) of the Company Disclosure Letter); and (v) 2,288,911 shares of Company Common Stock held in the Company’s treasury. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(b) Section 5.3(b) of the Company Disclosure Letter sets forth, as of the Capitalization Date, (i) a list of all outstanding Company Options, the name of the holder thereof, the date of grant, the number of shares of Company Common Stock subject to outstanding Company Options and the price per share at which such Company Options may be exercised, (ii) a list of all outstanding Company Warrants, the name of the holder thereof, the date of issuance, the number of shares of Company Common Stock subject to outstanding Company Warrants and the price per share at which such Company Warrants may be exercised, (iii) a list of all outstanding awards of Restricted Shares, the name of the holder thereof, the date of grant and the number of Restricted Shares subject to such award, (iv) a list of all outstanding awards of Company RSUs, the name of the holder thereof, the date of grant and the number of shares of Company Common Shares subject to such award and (v) a list of all outstanding awards of Company PSAs, the name of the holder thereof, the date of grant and the number of shares of Company Common Shares subject to such award (assuming the achievement of any applicable performance goals or objectives at maximum).

(c) Except as described in this Section 5.3, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities or dividends paid thereon. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock. None of the Company or any Subsidiary of the Company is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. From the Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments based on the price or value of any Company Securities or dividends (or other distributions) paid thereon or revenues, earning or financial performance or any other attribute of the Company, other than pursuant to the Company Options, Company Warrants, Company RSUs, Company PSAs and other purchase rights and stock awards granted pursuant to the Company Equity Plans set forth in Section 5.3(a)(iv) above that were outstanding as of the Capitalization Date, or (2) established a record date for, declared, set aside for payment or paid any dividend on, or other distribution, in respect of any shares of its capital stock or made any announcement with respect thereto.

Section 5.4 Authority; Validity and Effect of Agreements.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and, except for the adoption of this Agreement by the Company Stockholders, if required by the applicable Law to consummate the Merger, have been duly and validly authorized by all requisite corporate action on behalf of the Company. The affirmative vote of the holders of a majority of the outstanding Shares, voting together as a single class, if required by applicable Law to consummate the Merger, is the only vote of the holders of any of the Company’s capital stock necessary to adopt this Agreement (the “Company Stockholder

Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Company Board has, at a meeting duly called and held on or prior to the date hereof, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the Company Stockholders that the Company enter into this Agreement and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) declaring that the terms of the Offer and the Merger are fair to the Company and the Company Stockholders, (iv) authorizing and approving the Top-Up Option (including the consideration to be paid upon exercise thereof) and the issuance of the Top-Up Shares thereunder, (v) directing that, if required by applicable Law to consummate the Merger, the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and (vi) recommending that the Company Stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Law to consummate the Merger, vote to adopt this Agreement.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, (i) conflict with or violate the Company Charter or Company By-Laws, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.5(b) have been obtained and all filings and other obligations described in Section 5.5(b) have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to any of the terms, conditions or provisions of, any Material Contract, or (iii) result in the creation of a Lien, except for Permitted Liens, on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches or defaults, the triggering of payments or the creation of Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement do not, and the performance of its obligations hereunder will not, require any consent, approval, authorization of, or filing with or notification to, any Governmental Entity, except: (i) the filing with the SEC of (A) the Schedule 14D-9, (B) the Proxy Statement, if the adoption of this Agreement by the Company Stockholders is required by applicable Law to consummate the Merger, (C) any information statement (the “Information Statement”) required under Rule 14f-1 in connection with the Offer and (D) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated thereby; (ii) compliance with and filings under the HSR Act and any Antitrust Laws of any other applicable jurisdiction; (iii) any filings required under the rules and regulations of The NASDAQ Global Select Market (the “NASDAQ”); (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) any registration, filing or notification required pursuant to federal and state securities Laws; (vi) as set forth in Section 5.5(b) of the Company Disclosure Letter; and (vii) such other consents, approvals, authorizations, registrations, filings or notifications (A) required solely by reason of the participation of Parent (as opposed to any third Person) in the transactions contemplated by this Agreement or (B) the failure of which to be obtained would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.6 Permits; Compliance with Laws.

(a) The Company and each of its Subsidiaries are in possession of all Permits required to be held by them in order to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted and all such Permits are valid and in full force and effect, except for any failure to maintain or possess any such Permit, and except for any suspension or cancellation of any such Permit, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is, or has since December 31, 2007 been, in violation of any Law applicable to the Company or any of its Subsidiaries, except for any such violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company and its Subsidiaries are and have at all times since December 31, 2007 been in compliance in all material respects with U.S. and foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(d) Without limiting the foregoing, none of the Company or its Subsidiaries, including its directors, officers and employees and, to the Knowledge of the Company, agents or third parties acting on the Company’s or any Subsidiary’s behalf, have engaged, directly or indirectly, in any activity which would cause the Company or any Subsidiary to be in violation in any material respect of the (i) Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.S. Travel Act, 18 U.S.C. § 1952, (iii) the United Kingdom Bribery Act of 2010, (iv) any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (v) any other applicable Law of any foreign or domestic jurisdiction of similar effect or that relates to bribery or corruption (collectively “Anti-Bribery Laws”) or (vi) any applicable U.S. money laundering law or regulation, during the period since December 31, 2007 or for so long as such laws or regulations have been in effect, whichever time period is shorter. The Company and its Subsidiaries have conducted their businesses in compliance in all material respects with any Anti-Bribery Laws and U.S. money laundering Laws and have in all material respects instituted and maintain policies and disclosure controls and procedures and an internal accounting system designed to ensure, and which are reasonably expected by the Company to continue to ensure, continued compliance therewith and that violations of applicable Anti-Bribery Laws and U.S. money laundering law or regulation will be prevented, detected and deterred.

(e) Without limiting the foregoing, the Company and its Subsidiaries are and have at all times since December 31, 2007 been, in compliance in all material respects with all Laws relating to imports, exports and other international transactions (including without limitation those Laws administered by the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; and State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130).

(f) Without limiting the foregoing, the Company and its Subsidiaries are, and have at all times since December 31, 2007 been, in compliance in all material respects with the terms and conditions of all Contracts to which the Company and any Governmental Entity are parties or under which any Governmental Entity has any rights or obligations, or directly or indirectly benefiting any Governmental Entity (including any subcontract or other Contract between the Company and its Subsidiaries and any contractor or subcontractor to any Governmental Entity) (each, a “Government Contract”), including the Truth in Negotiations Act, the Service Contract Act, the Contract Disputes Act, the Trade Agreements Act, the Office of Federal Procurement Policy Act, the Federal Acquisition Regulation (“FAR”) and any supplement thereto, and the Criminal False Statements Act.

(g) Without limiting the foregoing, since December 31, 2007, none of the Company, its Subsidiaries or any of their respective personnel has been under (i) to the Knowledge of the Company, administrative, civil or criminal investigation, or (ii) indictment, in either case, by any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract.

(h) Without limiting the foregoing, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of its or its Subsidiaries’ personnel have been debarred or suspending from doing business with any Governmental Entity.

(i) Without limiting the foregoing, since December 31, 2007, neither the Company nor its Subsidiaries nor, to the Knowledge of the Company, any of its or its Subsidiaries’ personnel has factual knowledge that would provide a reasonable basis for or otherwise give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) under the civil or criminal False Claims Acts against the Company or any of its subcontractors, in connection with any Government Contract.

Section 5.7 SEC Filings; Financial Statements.

(a) The Company has filed all Company SEC Reports required to be filed by it with the SEC since August 6, 2012. The Company SEC Reports so filed or voluntarily filed, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and in the case of any such Company SEC Report amended or superseded by a filing prior to the date of this Agreement, on the date of such amending or superseding filing), (i) complied (or, with respect to Company SEC Reports filed after the date of this Agreement, will comply) as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, in each case as in effect as of the respective time of filing of such Company SEC Report, and (ii) did not (or, with respect to Company SEC Reports filed after the date of the Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b) (i) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, any notes thereto) which were contained in the Company SEC Reports filed during the period on and after August 6, 2012 through the date of this Agreement were prepared, and (ii) the audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, any notes thereto) which are contained in the Company SEC Reports filed on and after the date hereof will be prepared, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared (or will be prepared, as applicable) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) The Company has made available to Parent all material correspondence between the SEC and its staff since December 31, 2009, on one hand, and the Company and any of its Subsidiaries, on the other hand. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff received since December 31, 2009 with respect to any of the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of an ongoing SEC or SEC staff review, outstanding SEC comment or outstanding SEC or SEC staff investigation.

(d) Since December 31, 2009, the Company’s principal executive officer and its principal financial officer have disclosed, based on their evaluation of internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15(d)-15(f)), to the Company’s auditors and the audit committee of the Company Board (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent any such disclosures made by management to the Company’s auditors and the Audit Committee of the Company Board since December 31, 2009.

(e) Since December 31, 2009, neither the Company nor any of its Subsidiaries has made any prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(f) Except as described in the Explanatory Note Regarding Restatement of the Company’s Form 10-K for the fiscal year ended December 31, 2011 and the other relevant sections thereof, the Company and its Subsidiaries maintain internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) designed to provide reasonable assurances (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of management and directors of the Company and such Subsidiaries, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use of disposition of the Company’s or its Subsidiaries’ assets that would have a material effect on the Company’s financial statements. The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Other than as described in Section 5.7(f) of the Company Disclosure Letter, since December 31, 2009, the Company Board and the Audit Committee of the Company have not received any oral or written notification from the Company’s auditors or any member of the Company’s accounting or legal staff of any “material weakness” in the Company’s internal control over financial reporting. The Company has no significant deficiency that has not been appropriately and adequately remedied by the Company. The Company has no material weakness that has been, or is required pursuant to Item 308 of Regulation S-K promulgated under the Exchange Act to be, publicly disclosed on Form 10-K by the Company and that has not been appropriately and adequately remedied by the Company.

(g) Form 10-Q. The Company’s Form 10-Q for the fiscal quarter ended September 30, 2012 will be, when filed, identical (other than immaterial differences) to the confidential draft Form 10-Q for the fiscal quarter ended September 30, 2012 made available to Parent prior to the date hereof.

Section 5.8 Absence of Certain Changes or Events. Since June 30, 2012, (a) except for the execution of this Agreement and the discussions, negotiations and transactions related thereto, the Company has conducted its business in all material respects in the ordinary course and (b) there has not been an effect, event, state of facts, occurrence, condition, development or change that has had or would, individually or in the aggregate (with one or more other events, state of facts, occurrences, conditions, developments and changes), reasonably be expected to have a Company Material Adverse Effect.

Section 5.9 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet of the Company under GAAP, except for liabilities and obligations (a) reflected on or reserved against (but only to the extent so reflected or reserved) in the Most Recent Balance Sheet (or the notes thereto), (b) incurred in the ordinary course of business since the date of the Most Recent Balance Sheet, (c) incurred in connection with transactions contemplated by this Agreement and which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect or (d) that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 5.10 Litigation; Orders. As of the date of this Agreement, (a) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries as to which written notice has been provided to the Company or such Subsidiary, (b) to the Knowledge of the Company, there is no investigation pending against the Company or any of its Subsidiaries initiated by a Governmental Entity and (c) neither the Company nor any of its Subsidiaries is subject to any Order, in the case of any of subclauses (a), (b) or (c), that, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

Section 5.11 Employee Benefit Plans.

(a) Section 5.11(a) of the Company Disclosure Letter lists all (i) material Company Benefit Plans and (ii) material Employment Agreements, in each case, in effect as of the date hereof. The Company has made available to Parent copies, which are correct and complete in all material respects, of the following, to the extent applicable: (i) with respect to each Company Benefit Plan, the plan document in effect as of the date hereof (or, in the case of any nonwritten Company Benefit Plan, a written description thereof) and (ii) with respect to each Company Benefit Plan maintained in the United States and pursuant to which only employees or service providers located in the United States are entitled to receive benefits (“U.S. Plan”), as applicable (x) the annual reports (Form 5500) filed with respect to such U.S. Plan with the IRS for the last year, (y) the most recently received IRS determination or opinion letter, if any, relating to such U.S. Plan and (z) the most recent summary plan description required by ERISA for such U.S. Plan, and all summaries of material modifications thereto.

(b) Each Company Benefit Plan has been operated in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code is subject to a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter issued by the IRS and nothing has occurred that would reasonably be expected to adversely affect such qualification in any material respect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan providing for compensation or benefits exclusively to employees and other service providers of the Company or its Subsidiaries based outside of the United States (each, a “Foreign Plan”) has received the required approval, if applicable, of the applicable Governmental Entity

(d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) will (i) result in any compensatory payment becoming due to any current or former employee or director of the Company or any of its Subsidiaries, (except for payments (x) described in Section 3.10 or (y) pursuant to Foreign Plans or Employment Agreements with employees outside of the United States that are not material), (ii) increase any benefits under any Company Benefit Plan or Employment Agreement, except for increases under Foreign Plans or pursuant to Employment Agreements with employees outside of the United States that are not material, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Company Benefit Plan or Employment Agreement (except for (x) any benefit pursuant to Foreign Plans or Employment Agreements with employees outside of the United States that are not material or (y) payments described in Section 3.10) or (iv) result in any payment by the Company or any of its Subsidiaries that would constitute a “parachute payment” (within the meaning of Section 280G of the Code).

(e) Neither the Company nor any ERISA Affiliate (i) sponsors any Company Benefit Plan (or United States-based pension plan in the case of an ERISA Affiliate) that is subject to Title IV of ERISA or Section 412 or 4971 of the Code, or (ii) has incurred or is reasonably expected to incur any liability under Title IV of ERISA.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides for medical, life, or other welfare benefits to any former or current employee or director of the Company or any of its Subsidiaries, or any spouse or dependent of any such person, beyond retirement or other termination of employment (other than as required under Section 4980B of the Code, or similar state law).

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the Company’s Knowledge, threatened, actions, suits or claims with respect to any Company Benefit Plan or the assets or any fiduciary thereof, other than ordinary course claims for benefits brought by participants or beneficiaries and (ii) there are no audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened, by any Governmental Entity with respect to any Company Benefit Plan.

Section 5.12 Labor.

(a) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to labor and employment matters, except for instances of non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no collective bargaining or other labor union agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. From January 1, 2011 until the date of this Agreement, the Company has not encountered any labor union organizing activity or had any actual or, to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Company or any of its Subsidiaries (each, a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Company Benefit Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there are no labor or employment disputes pending or, to the Company’s Knowledge, threatened, between the Company or any of its Subsidiaries and any of their employees, directors, consultants or independent contractors and (ii) there are no current union organization activities or representation questions involving employees, of the Company or any of its Subsidiaries.

Section 5.13 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the proxy statement relating to the Company Stockholder Meeting (as amended, supplemented or modified from time to time, the “Proxy Statement”), as required, will, at the time the Proxy Statement is first mailed to the Company’s Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except, with respect to each of (i) and (ii), that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 5.14 Affiliate Transactions. Since January 1, 2012, there have not been any transactions, contracts, agreements, arrangements or understandings or a series of related transactions, contracts, agreements, arrangements or understandings, nor are there any of the foregoing currently proposed, that, upon consummation, would be or would have been required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act other than those that have been disclosed in the Company SEC Reports.

Section 5.15 Intellectual Property.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registered and applied for Intellectual Property owned by the Company or any of its Subsidiaries (“Company Registered Intellectual Property”). Either the Company or one of its Subsidiaries owns, licenses, sublicenses or otherwise possesses legally enforceable rights to use all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens and scope or use restrictions contained in Intellectual Property licenses to the Company as to which the Company is not in breach), except for any failure so to own, license or possess such rights as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (i) there is no pending or, to the Knowledge of the Company, threatened claim by any Person alleging infringement of any material Intellectual Property rights of any Person by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement of any Company Intellectual Property, (iii) to the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the Intellectual Property of any other Person, (iv) the Company and its Subsidiaries take commercially reasonable actions to maintain and preserve the Company Intellectual Property owned by the Company or its Subsidiaries and (v) the Company and its Subsidiaries are the sole and exclusive owner of the (x) Company Registered Intellectual Property, (y) all Company Products (excluding, for the avoidance of doubt, any third-party software incorporated therein that is the subject of a written license agreement from the licensor of such third-party software), and (z) all Company Intellectual Property owned by the Company or its Subsidiaries.

(b) Except as set forth in Section 5.15(b) of the Company Disclosure Letter, the Company Products do not make use of any Open Source Software in a manner that would obligate the Company or any of its Subsidiaries to (i) disclose or distribute such Company Products in source code form, (ii) license or otherwise make available Company Products on a royalty-free basis, or (iii) grant any rights in Company Registered Intellectual Property or rights to modify or reverse engineer Company Products.

(c) Consummation of the transactions contemplated by this Agreement will not create any obligation on the Company, any of its Subsidiaries or any escrow agent to provide source code of any Company Product to a third party.

(d) The Company Products do not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to disrupt or disable the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, in any such case that, individually or in the aggregate, would be material to the Company.

Section 5.16 Data Privacy and IT Assets.

(a) Since December 31, 2007, the Company and its Subsidiaries have complied in all material respects with all applicable data protection and privacy Laws and with their respective internal security policies and privacy policies, relating to the use, collection, storage, disclosure and transfer of any personally identifiable information of third parties collected by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. From December 31, 2009 to the date hereof, (i) there have not been any incidents of data security breaches or breaches of the foregoing, and (ii) there have not been any written complaints, written notices or legal proceedings or other written claims related to the same.

(b) The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the businesses of the Company and its Subsidiaries, and have not malfunctioned or failed in a material respect since December 31, 2009. The Company and its Subsidiaries have taken commercially reasonable steps in accordance with industry standard practices to protect the confidentiality and security of the Company IT Assets from unauthorized or improper access and, to the Knowledge of the Company, there has been no unauthorized or improper access to the foregoing since December 31, 2009 in any manner that, individually or in the aggregate, would be material.

Section 5.17 Taxes.

(a) (i) the Company and its Subsidiaries have duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by each of them, and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company and its Subsidiaries have paid in full all material Taxes due any payable by any of them (whether or not shown due on any Tax Return) except for Taxes for which adequate reserves have been established in accordance with GAAP on the Most Recent Balance Sheet; (iii) the Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the withholding of Taxes and have duly and timely withheld and paid over to the appropriate Governmental Entity all material Taxes required to be so withheld and paid under applicable Laws; (iv) no deficiency, claim, audit, suit, Legal Proceeding, or investigation is currently ongoing, pending, asserted or proposed in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or material Tax asset; and (v) there exists no material Liens for Taxes upon the assets of either the Company or its Subsidiaries, except for Liens for Taxes not yet due and payable, or Taxes for which adequate reserves have been established in accordance with GAAP on the Most Recent Balance Sheet.

(b) There are no outstanding waivers of any statute of limitations for the assessment or collection of a material amount of Taxes of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries (i) is or has been a member of an affiliated group (other than a group the common parent of which is the Company or any of its Subsidiaries) filing a consolidated U.S. Federal income tax return during the past five years, or (ii) has any liability for the Taxes of any Person (other than the Company or its current and former Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity (other than the Company or any of its Subsidiaries) under which the Company or any of its Subsidiaries could have a material liability for Taxes after the Effective Time.

(e) No unresolved claim has been made by a Governmental Entity in a jurisdiction where the Company or a Subsidiary does not file Tax Returns that such company is or may be subject to taxation by that jurisdiction.

(f) The Company has made available to Parent correct and complete, in all material respects, copies of all material U.S. Tax Returns and all material foreign income Tax Returns of the Company and its Subsidiaries for the taxable years 2009, 2010 and 2011 as filed.

(g) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code), in a distribution of stock intended to be governed by Section 355 of the Code (or in any similar distribution) in the two years prior to the date of this Agreement.

(i) The Most Recent Balance Sheet includes adequate accruals in accordance with GAAP for deferred Tax liabilities of the Company and its Subsidiaries as of the date thereof and fairly presents, in accordance with GAAP, the amount of deferred Tax assets of the Company and its Subsidiaries as of the date of the Most Recent Balance Sheet.

Section 5.18 Environmental Matters. (i) Each of the Company and the Company Subsidiaries is in material compliance with all applicable Environmental Laws, (ii) each of the Company and the Company Subsidiaries possesses and is in material compliance with all Consents required under applicable Environmental Laws for it to conduct its business as presently conducted, (iii) since January 1, 2011, none of the Company or the Company Subsidiaries has received any written notice alleging that the Company or any Company Subsidiary is in material violation of, or has material liabilities under, any applicable Environmental Law (“Environmental Notice”) and no Environmental Notice is currently pending, (iv) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary under or pursuant to any applicable Environmental Law, and (v) there have been no releases, spills or discharges of any substances or wastes regulated or defined as hazardous or toxic under any Environmental Law at, under or migrating to or from any Real Property, Leased facility or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the

Company or any Company Subsidiary, in each case, requiring investigation, remediation or other response action under Environmental Law except as has not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 5.19 Material Contracts.

(a) Section 5.19(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all Contracts to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement and Company Benefit Plans) that:

(i) are or would be required to be filed as of the date of this Agreement by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) constitute a joint venture, partnership or other similar agreement or arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iii) provide for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $1,000,000, other than (A) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any Company Subsidiary, (B) letters of credit issued in the ordinary course of business or (C) indebtedness incurred through the revolving credit facility under the Credit Agreement (including in respect of letters of credit);

(iv) have been entered into since January 1, 2011 and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business, in each case for aggregate consideration under such Contract in excess of $1,000,000 (excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, inventory, merchandise, products, properties or other assets in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries);

(v) prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its wholly owned Subsidiaries, prohibit the pledging of the capital stock of the Company or any wholly owned Subsidiary of the Company or prohibit the issuance of any guarantee by the Company or any wholly owned Subsidiary of the Company;

(vi) license Intellectual Property to or from a third-party, other than (i) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business and (ii) licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that is licensed to the Company or its Subsidiaries;

(vii) any Government Contract providing for aggregate consideration in excess of $5,000,000;

(viii) contain provisions that prohibit the Company or any of its Subsidiaries or any Person that controls, or is under common control with, the Company from competing in any material line of business or grant a right of exclusivity to any Person which prevent the Company or any Subsidiary of the Company from entering any material territory, market or field or freely engaging in business anywhere in the world, other than (w) Contracts containing customary radius restrictions, (x) Contracts with suppliers or vendors containing geographic restrictions on where the Company or any of its Subsidiaries are permitted to sell supplies, inventory, merchandise, products or other assets purchased by the Company or any of its Subsidiaries under such Contracts and (y) Contracts that can be terminated (including such restrictive provisions) by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty;

(ix) grants any right of first refusal, right of first offer or similar right with respect to any natural assets, rights thereof or properties of the Company or any Subsidiary thereof to a person other than the Company or any Subsidiary or Affiliate thereof, which Contract is material to the business of the Company or any of its Subsidiaries; or

(x) contains exclusivity or “most favored nation” obligations or similar restrictions binding on the Company or any Subsidiary or Affiliate thereof, which Contract is material to the business of the Company or any its Subsidiaries.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (i) each Material Contact is valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto; (ii) neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under, any Material Contract; and (iii) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice of default under any Material Contract.

Section 5.20 Title to Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have valid title to, or a valid leasehold interest in, all of the material personal property that is reflected on the Most Recent Balance Sheet or that has been acquired or leased since the date of the Most Recent Balance Sheet, free and clear of all Liens other than Permitted Liens, except for assets disposed of, accounts receivable collected, prepaid expenses realized and Contracts fully performed, expired or terminated in the ordinary course of business since the date of the Most Recent Balance Sheet.

Section 5.21 Real Property.

(a) Section 5.21(a) of the Company Disclosure Letter sets forth all real property owned in fee by the Company or the Company’s Subsidiaries on the date of this Agreement, together with all buildings, structures and facilities thereon (collectively, the “Real Estate”) which are free and clear of all Liens (other than Permitted Liens). Neither the Company nor any of its Subsidiaries has granted any purchase option or right of first refusal with respect to a sale of any of the Real Estate.

(b) Section 5.21(b) of the Company Disclosure Letter sets forth each material lease, sublease or license pursuant to which the Company or any of its Subsidiaries occupies real property on the date of this Agreement (other than the Real Estate) (each, a “Lease” and the real property covered by each such lease, a “Leased Facility”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Lease is valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect with respect to the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, with respect to the other parties thereto, (ii) neither the Company nor any of its Subsidiaries is in breach or violation of, or in default under, any Lease, and (iii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of default under any Lease.

Section 5.22 Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties set forth in Section 6.9, the Company has taken all actions necessary such that the restrictions on business combinations set forth in Section 203 of the DGCL do not apply to Parent, Merger Sub, or Ruby in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “business combination”, or other similar antitakeover statute or regulation enacted under state or federal laws in the United States is applicable to the transactions contemplated by this Agreement.

Section 5.23 Broker’s Fees. Except for the Company’s engagement of J.P. Morgan Securities LLC, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

Section 5.24 Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the consideration to be paid to the holders of Company Common Stock pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders a signed copy of which opinion will be made available to Parent for informational purposes only promptly following the date of this Agreement.

Section 5.25 Insurance. The Company and its Subsidiaries maintain insurance coverage appropriate in scope and amount for the operation of their respective businesses. Except as would not, individually or in the aggregate, have or reasonably expected to have a Company Material Adverse Effect, (a) all insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default of any of the insurance policies, and neither the Company nor any of its Subsidiaries has taken any action, or failed to take any action, which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. During the 12 months preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation (other than non-renewal notices in the ordinary course of business) or, as of the date hereof, denial of coverage (other than customary reservations of rights) with respect to any material insurance policy currently maintained by the Company or any of its Subsidiaries of any material claim made pursuant to any such insurance policy.

Section 5.26 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article V, neither the Company nor any other Person on behalf of the Company or any of its Affiliates makes any express or implied representation or warranty with respect to the Company, its Affiliates, their respective assets, liabilities, properties, business, operations, condition (financial or otherwise) or prospects of any of them, or with respect to any other information provided by or on behalf of the Company or any of its Affiliates, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) In particular, and except for the specific representations and warranties herein, each of Parent and Merger Sub (for itself and its Affiliates) acknowledges and agrees that the Company makes no representation or warranty with respect to (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Affiliates, or the future business, operations or affairs of the Company or any of its Affiliates delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates prior to, on or after the date of this Agreement or (ii) except as expressly set forth in a representation and warranty in this Article V, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company and its Affiliates, the negotiation of this Agreement or the course of the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 6.1 Organization and Qualification. Each of Parent and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub (i) is duly qualified or licensed to do business under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, and (ii) has all requisite corporate or other similar power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to be so qualified or licensed or have such corporate or other similar power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub has previously provided or made available to the Company complete and correct copies of its certificate of formation, operating agreement or similar organizational documents, each as amended to the date hereof.

Section 6.2 Ownership of Merger Sub; No Prior Activities. Parent and Merger Sub were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement. All the outstanding Units of Merger Sub are, and as of the Merger Closing Date will be, owned of record and beneficially by Parent.

Section 6.3 Authority; Validity and Effect of Agreements. Each of Parent and Merger Sub has all requisite corporate or other similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all requisite limited liability company action on behalf of each of Parent and Merger Sub, subject to the approval of this Agreement by Parent as the sole member of Merger Sub. No other limited liability company proceedings on the part of either of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, subject to the approval of this Agreement by Parent as the sole member of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws or by general equity principles.

Section 6.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of their respective obligations hereunder will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.4(b) have been obtained and all filings and other obligations described in Section 6.4(b) have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments pursuant to any of the terms, conditions or provisions of, any Contract to which Parent or Merger Sub is a party, or (iii) result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for such conflicts, violations, breaches or defaults, the triggering of payments or the creation of Liens that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance by each of Parent and Merger Sub of their respective obligations hereunder will not, require any consent, approval, order, action by or in respect of, authorization or permit of, or filing or registration with, or declaration or notification to, any Governmental Entity, except (i) for (A) the Offer Documents and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the pre-merger notification requirements of the HSR Act and filings required under any Antitrust Laws of any other applicable jurisdiction, (C) the filing of the Certificate of Merger pursuant to the DGCL or the DLLCA, and (D) any registration, filing or notification required pursuant to federal and state securities Laws, or (ii) where the failure to obtain such consents, approvals, orders, authorizations, actions, registrations, declarations, permits, filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.5 Information Supplied.

(a) None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement, as required, will at the time the Proxy Statement is first mailed to the Company’s Stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except, with respect to each of (i) and (ii), that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

(b) The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form with the applicable requirements of the Exchange Act and, at the time of such filing or the filing of any amendment or supplement thereto, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 6.5(b) will not apply to statements or omissions included or incorporated by reference in the Schedule TO and the Offer Documents based upon information supplied to Parent or Merger Sub by the Company specifically for use or incorporation by reference therein.

Section 6.6 Litigation. As of the date of this Agreement, (a) there is no Legal Proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries as to which written notice has been provided to Parent or any of its Subsidiaries, and (b) neither Parent nor any of its Subsidiaries is subject to any Order, in either case that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.7 Financial Capability. Parent has provided to the Company true and complete copies, as of the date of this Agreement, of (a) the commitment letter, dated as of November 1, 2012 (the “Debt Financing Commitment”), from the financial institutions identified therein (the “Lenders”), pursuant to which the Lenders have agreed, subject to the terms and conditions set forth in the Debt Financing Commitment, to provide debt financing in the amounts set forth therein (the “Debt Financing”) and (b) the equity commitment letter, dated as of November 1, 2012, from Sponsor (the “Equity Financing Commitment” and, together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Person investing thereunder has committed, subject to the terms and conditions set forth therein, to invest cash in the amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute valid, binding and enforceable (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law) obligations of Parent and, to the Knowledge of Parent, the other parties thereto. As of the date of this Agreement, none of the Financing Commitments has been amended or modified since copies thereof were delivered to the Company and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. There are no side letters or other agreements, arrangements, contracts or understandings (except for customary non-disclosure agreements, fee letters and engagement letters, true and complete copies of which non-disclosure agreements, fee letters or engagement letters have been provided to the Company, with only the fee amounts and certain other provisions redacted, which redacted provisions do not relate to the aggregate amount of or conditionality of, or contain any conditions precedent to, the Financing) relating to the Financing other than as expressly set forth in the Financing Commitments. Parent has fully paid any and all commitment and other fees in connection with the Financing Commitments due and payable on the date hereof. Except as otherwise set forth in or contemplated by the Financing Commitments and except for the payment of customary fees, there are no conditions precedent related to the funding of the full amount of the Financing. As of the date of this Agreement (i) no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of Parent, Merger Sub or, to the Knowledge of Parent, any of the other parties to the Financing Commitments under any of the Financing Commitments and (ii) Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied or that the Financing will not be made available to Parent on the Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger), it being understood that in making the representation in clause (ii) of this sentence Parent and Merger Sub are relying on the truth and accuracy of the representations and warranties of the Company contained in Article V and compliance by the Company with Section 7.1 and Section 8.11. Upon funding of the Financing Commitments, Parent and Merger Sub will have (together with any cash available to the Company) on and after the Offer Closing (or, if the Offer is terminated in accordance with the provisions of this Agreement, the Merger Closing) funds sufficient to pay the aggregate Offer Price and Merger Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Financing Commitments) and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby, including all related fees and expenses.

Section 6.8 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee of Sponsor, dated as of the date of this Agreement, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Limited Guarantee”). The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of Sponsor, enforceable (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and subject to general principles of equity and regardless of whether considered in a proceeding in equity or at law) against Sponsor in accordance with its terms. There is no default under the Limited Guarantee by Sponsor, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default thereunder by Sponsor.

Section 6.9 No Ownership of Company Capital Stock. Neither Parent nor Merger Sub, nor any of their respective Affiliates, is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent, Merger Sub nor any of their respective Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), and is not (and during the past three years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Company Common Stock or any option, warrant or other right to acquire any shares of Company Common Stock.

Section 6.10 Certain Contracts. As of the date of this Agreement, there are no Contracts (whether or not legally binding) or commitments to enter into Contracts (whether or not legally binding) (i) between Parent, Merger Sub, or Sponsor (or any of their respective Affiliates), on the one hand, and any member of the Company’s management or directors, on the other hand, that relate in any way to the Company or any of its Subsidiaries or the transactions contemplated by this Agreement or (ii) between Parent, Merger Sub or Sponsor (or any of their respective Affiliates), on the one hand, and any Company Stockholder, on the other hand, pursuant to which the Company Stockholder would be entitled to receive consideration of a different amount or nature than the Offer Price or the Merger Consideration, as applicable, or pursuant to which any Company Stockholder agrees to vote to adopt this Agreement, tender Shares in the Offer or to vote against any Superior Proposal.

Section 6.11 Broker’s Fees. Except for Greenhill & Co., LLC, whose fees shall be paid solely by Parent or Sponsor, no Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective Affiliates.

Section 6.12 Solvency. As of the Effective Time, assuming that the representations and warranties set forth in Article V are true and correct and the Company has complied with its obligations under Section 7.1, and after giving effect to the transactions contemplated by this Agreement and the payment of the aggregate Offer Price and the Merger Consideration, each of Parent and its Subsidiaries (taken as a whole) and the Surviving Company and its Subsidiaries (taken as a whole) will be Solvent.

Section 6.13 No Other Representations or Warranties.

(a) Except for the representations and warranties contained in this Article VI, neither Parent or Merger Sub nor any other Person on their behalf makes any express or implied representation or warranty with respect to Parent or Merger Sub, their respective Affiliates and their respective assets, liabilities, properties, businesses, operations, conditions (financial or otherwise) or prospects of any of them, or with respect to any other information provided by or on behalf of Parent or Merger Sub or any of their Affiliates, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

(b) In particular, and except for the specific representations and warranties herein, the Company (for itself and its Affiliates) acknowledges and agrees that Parent and Merger Sub make no representation or warranty with respect to (i) any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Parent or Merger Sub or any Affiliate thereof, or the future business, operations or affairs of the Parent or Merger Sub or any Affiliate thereof delivered to or made available to the Company or its respective Representatives or Affiliates prior to, on or after the date of this Agreement or (ii) except as expressly set forth in a representation and warranty in this Article VI, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of the Parent and Merger Sub and their respective Affiliates, the negotiation of this Agreement or the course of the transactions contemplated hereby.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Interim Operations.

(a) Except (i) as set forth in Section 7.1(a) of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required to comply with applicable Law, any Order or any written notice from a Governmental Entity or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Section 10.1, the Company shall, and shall cause each of its Subsidiaries to, conduct its respective business in all material respects, in the ordinary course.

(b) Except (i) as set forth in Section 7.1(b) of the Company Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as may be required to comply with applicable Law, any Order or any written notice from a Governmental Entity, or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld delayed or conditioned), during the period from the date of this Agreement until the earlier of the Effective Time and the date of termination of this Agreement in accordance with Section 10.1, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) (A) adjust, split, combine or reclassify its capital stock or the capital stock of any of its Subsidiaries; (B) declare or pay any dividend or make any other distribution in respect of the shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for any dividend or other distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company); (C) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock (except for the acquisition of Company Common Stock (1) tendered in connection with a cashless exercise of Company Options or in order to pay Taxes with respect to equity-based awards, or for the Company to satisfy withholding obligations in respect of such Taxes, in connection with Company Options or other equity-based awards or (2) in connection with the forfeiture of equity-based awards granted pursuant to the Company Equity Plans); or (D) except for transactions solely between the Company and its Subsidiaries, or between Subsidiaries of the Company, issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock units, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except for issuances (1) of shares of Company Common Stock upon the exercise or settlement of Company Options, rights under the Company ESPP or pursuant to other equity-based awards in effect on the date hereof, (2) required to be made by virtue of the consummation of the Merger or the Offer, or (3) required to be made pursuant to this Agreement or any other agreement in effect on the date hereof to which the Company is a party, or otherwise permitted by this Section 7.1(b));

(ii) sell, transfer, mortgage, encumber, dispose of or otherwise subject to any Lien (other than a Permitted Lien) any of its material assets or material properties (other than to a wholly owned Subsidiary), by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancel, release or assign any material Indebtedness or claim, in each case, except (A) such actions in the ordinary course of business consistent with past practice, including dispositions of obsolete or worthless assets, sales of receivables and other assets in the ordinary course of business and the licensing of Company Intellectual Property to customers in the ordinary course of business, (B) sales of immaterial assets for a purchase price of $2,000,000 or less in any single case or $8,000,000 in the aggregate and (C) leases and subleases of real property owned by the Company or any Company Subsidiary and leases of real property under which the Company or any Company Subsidiary is a tenant or a subtenant and voluntary terminations or surrenders of such leases;

(iii) make any acquisition, by purchase or other acquisition of stock or other equity interests, by merger, joint venture, consolidation, asset purchase or other business combination, or by contributions to capital, or make any material purchases of any property or assets, in or from any other Person other than a wholly owned Subsidiary of the Company, except (A) in all cases as expressly required by the terms of any Contract in force on the date of this Agreement; and (B) as otherwise permitted by this Section 7.1(b);

(iv) enter into, renew, extend, amend or terminate any Contract that is or would constitute a Material Contract, in each case other than in the ordinary course of business;

(v) except as required by Law or any Contract in effect on the date hereof (including, without limitation, this Agreement and the Company Benefit Plans and Employment Agreements) or as set forth on Section 7.1(b)(v) of the Company Disclosure Letter: (A) amend materially or terminate any Company Benefit Plan or material Employment Agreement, or establish, adopt or enter into any employment agreement or any plan, program, policy or arrangement that, if in effect on the date of this agreement, would be a material Company Benefit Plan or material Employment Agreement, (B) enter into any collective bargaining agreement or similar material labor agreement with a labor union, works council or other employee representative, or (C) increase the salary or wages, as applicable, bonus or other incentive compensation, or other benefits or compensation of any director, officer or employee of the Company or any of its Subsidiaries, except for (i) increases in the ordinary course of business consistent with past practice in connection with annual performance and salary reviews, not to exceed, in the aggregate, four percent (4%) of such person’s compensation or (ii) non material increases in benefits or compensation made in the ordinary course of business;

(vi) amend the Company Charter or Company By-Laws;

(vii) incur any Indebtedness, except, in each case, (A) intercompany guarantees or intercompany “keep well” or other agreements to maintain any financial statement condition of the Company or any Company Subsidiary, (B) letters of credit or guarantees issued in the ordinary course of business, (C) Indebtedness incurred through the revolving credit facility under the Credit Agreement (including in respect of letters of credit), (D) Indebtedness having an aggregate principal amount outstanding that is not in excess of $2,500,000 (provided that any such Indebtedness is prepayable without premium or penalty, other than customary breakage costs), (E) Indebtedness incurred in connection with the refinancing of any Indebtedness existing on the date hereof (other than the Notes under the Notes Indenture or the Credit Agreement) or permitted to be incurred, assumed or otherwise entered into hereunder (provided that any such Indebtedness is prepayable without premium or penalty, other than customary breakage costs) and (F) capital leases entered into in the ordinary course of business consistent with past practice;

(viii) change any material method of Tax accounting, or take any material position on any material Tax Return, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods; enter into any closing agreement or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, or agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of any material amount of Taxes, in each case except in the ordinary course of business;

(ix) make any material changes in its accounting methods, practices or policies, except as may be required under GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization;

(x) waive, settle or compromise any material pending or threatened suit, audit, action or claim, other than waivers, settlements or compromises that involve only the payment of monetary damages by the Company or any of its Subsidiaries;

(xi) fail to maintain and protect, or abandon, allow to lapse, expire or be cancelled any registration or application for registration for, material Company Intellectual Property, or knowingly disclose to any Person not an employee of, or consultant or advisor to, the Company or any of its Subsidiaries bound by confidentiality obligations to the Company or such Subsidiary, or otherwise knowingly disclose any trade secret, process or know-how not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or commercially reasonable disclosures in the ordinary course of business made under an existing Contract or agreement containing confidentiality obligations for the benefit of the Company or its Subsidiary, as applicable;

(xii) communicate with employees of the Company or any of its Subsidiaries regarding the future compensation, benefits or other treatment that they will receive following the Merger Closing, other than (i) any such communication which is consistent with prior directives or documentation provided to the Company by Parent (in which case, Parent shall provide the Company with reasonable prior notice of, and the reasonable opportunity to review and comment upon, any such communication), (ii) any such communication which addresses any employee’s right to receive the Offer Price or the Merger Consideration or any employee’s treatment of his or her equity awards, (iii) any such communication which addresses any employee in their capacity as a Stockholder of the Company or (iv) any communication regarding matters addressed in Section 8.4 of this Agreement; or

(xiii) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.1(b).

Section 7.2 No Fundamental Parent Changes. Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Parent nor Merger Sub shall, without the prior written consent of the Company, (a) take any action that may reasonably be expected to result in any of the conditions to the Merger set forth in Section 9.1 or Section 9.3 or any of the Offer Conditions to not be satisfied, (b) take any action, or fail to take any action, in either case the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (c) agree to, or make any commitment to, take any of the actions prohibited by this Section 7.2. Without limiting the generality of the foregoing, Parent and Merger Sub covenant and agree with the Company that between the date hereof and the earlier of the Effective Time and the Termination Date, Parent and Merger Sub:

(a) shall not, and Parent shall not permit any of its Affiliates to, acquire or agree to acquire, including by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person, or otherwise acquire or agree to acquire any assets of any Person, if such business or assets compete or could reasonably be held to compete with the business of the Company; and

(b) shall not, and Parent shall not permit any of its Affiliates to, enter or agree to enter into any definitive agreement for the acquisition of any business, or take or agree to take any other action, in either case that could reasonably be expected to materially interfere with Parent’s ability to make available to the Paying Agent the funds sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Offer Price, Merger Consideration and the payment of all associated costs and expenses (including any refinancing of Indebtedness of Parent or the Company required in connection therewith).

Section 7.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of the Company’s Subsidiaries’ operations prior to the earlier of the Effective Time and the Acceptance Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations prior to such time. Prior to the earlier of the Effective Time and the Acceptance Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VIII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 8.1 Proxy Statement; Company Stockholder Meeting.

(a) The Company shall, as soon as reasonably practicable after the execution of this Agreement, but no later than five Business Days after the Offer Commencement Date, prepare and file with the SEC the Proxy Statement in preliminary form. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC), or any request from the SEC (or the staff of the SEC) for amendments or supplements, to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act.

(b) Parent shall furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall in good faith consider such comments reasonably proposed by Parent.

(c) If the adoption of this Agreement by the Company Stockholders is required by applicable Law to consummate the Merger, then the Company shall cause the Proxy Statement to be mailed to the Company Stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the later of (i) the earlier of the Offer Closing Date and the Offer Termination Date and (ii) the Proxy Statement Clearance Date. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or Parent or any of the Company’s or Parent’s Subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, respectively, that, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such Party shall promptly inform the other Parties. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

(d) If adoption of this Agreement by the Company Stockholders is required by applicable Law to consummate the Merger, then the Company shall, as promptly as practicable (and in any event no later than the fifth Business Day) after the later of (i) the earlier of the Offer Closing Date and the Offer Termination Date and (ii) the Proxy Statement Clearance Date, cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, and then held for the purpose of obtaining the Company Stockholder Vote within thirty-five (35) calendar days following the date that the Proxy Statement is mailed to the Company’s stockholders (subject to adjournment or postponement as set forth below; provided, however, that the Company may delay the calling and holding of the Company Stockholder Meeting to the extent (and only to the extent) that the Company reasonably determines that such delay is required (i) by applicable Law, (ii) to comply with comments made by the SEC or (iii) to comply with an Order in connection with this Agreement; and provided further, however, that at the Company’s election such five Business Day period and such thirty-five day period may be increased by a total of up to five Business Days in the aggregate for both such periods (such that the maximum number of days in the aggregate for both periods is forty-five (45) calendar days). If adoption of this Agreement by the Company Stockholders is required by applicable Law to consummate the Merger, the Company Board shall, subject to Section 8.6, recommend the adoption of this Agreement by the Company Stockholders (the “Company Recommendation”) at the Company Stockholder Meeting and shall include such recommendation in the Proxy Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, or (ii) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Company Stockholder Meeting. Notwithstanding the foregoing, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, Parent and Merger Sub shall own at least 90% of the aggregate number of Shares outstanding on a Fully-Diluted Basis, the Parties shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any Shares by Parent or its other Affiliates, to cause the Merger to become effective as soon as practicable after the Offer Closing Date without holding the Company Stockholder Meeting, in accordance with Sections 267 of the DGCL and 18-209 of the DLLCA.

(e) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to (and shall not) schedule the Company Stockholder Meeting to be held prior to the first date on which either the Offer Closing or the Offer Termination shall have occurred.

(f) Nothing in this Section 8.1 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 8.6.

Section 8.2 Access to Information.

(a) Between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 10.1, upon reasonable prior notice and during normal business hours, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and any Debt Financing Sources and to the Representatives of Parent and such Debt Financing Sources, reasonable access to their respective properties and assets, books and records, and to the Company’s and its Subsidiaries’ Representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the Company and its Subsidiaries, and, during such period, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its Representatives to, reasonably promptly make available to Parent and any Debt Financing Sources (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state lending laws and (ii) all other material information concerning its business, properties, personnel and as Parent or such Debt Financing Sources may reasonably request. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, (A) in the reasonable judgment of the Company, result in the disclosure of trade secrets or competitively sensitive information of third parties in violation of any obligation of the Company to such third-party, (B) violate any of its material obligations to third parties with respect to confidentiality, (C) be reasonably likely to result in the loss of the attorney-client privilege of the Company, (D) contravene any Law, Order, fiduciary duty or Contract then in effect or result in significant antitrust risk for the Company or any of the Company Subsidiaries or (E) in the opinion of the Company’s legal counsel, be adverse in any material respect to the interests of the Company or any of its Subsidiaries in any pending or threatened Legal Proceeding. The parties will use reasonable efforts, if legally permitted, to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All requests for information made pursuant to this Section 8.2 shall be directed to the executive officer or other Person designated by the Company.

(b) All information and materials furnished pursuant to this Agreement shall be subject to the provisions of the Amended and Restated Nondisclosure Agreement, dated September 4, 2012, between Parent and Ruby (the “Confidentiality Agreement”); provided that the Company hereby agrees that disclosures required by applicable securities laws in connection with the Debt Financing and the Offer shall be permitted.

Section 8.3 Further Actions.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall cooperate with each other and shall use (and cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and reasonably assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Offer and the Merger and, subject to the conditions set forth in Article IX and the Offer Conditions, to consummate the transactions contemplated by this Agreement as soon as practicable.

(b) Without limiting the generality of the foregoing clause (a), each of Parent and the Company shall use its reasonable best efforts to (i) effect all necessary notices, reports, registrations, submissions of information, applications and other filings, and obtain as promptly as practicable all consents, authorizations, orders, approvals, clearances and permits of, or exemptions by (collectively, “Consents”), any Governmental Entity and any other Person that are required to be effected or obtained by the Company, Merger Sub or Parent, or any of their respective Subsidiaries, in connection with the Offer, the Merger and the other transactions contemplated by this Agreement; (ii) prosecute all such filings and Consents with all appropriate diligence; (iii) furnish all information required to be furnished in connection with the Consents of or filings with any Governmental Entity, and promptly cooperate with and furnish information in connection with any such requirements imposed upon either of them or any of their respective Subsidiaries in connection with this Agreement and the transactions contemplated hereby; (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; (v) facilitate obtaining any final Order or Orders approving the transactions contemplated by this Agreement consistent with this Agreement or to remove any impediment to the consummation of the transactions contemplated hereby; and (vi) defend or contest in good faith any Legal Proceedings, whether judicial or administrative, brought by a third-party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Offer or the Merger, in the case of each of clauses (i) through (vi), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws, which are dealt with in Sections 8.3(c) and (d) below.

(c) Without limiting any other provision of this Section 8.3, each of Parent and the Company shall (i) as promptly as practicable (but in no event later than ten Business Days after the date of this Agreement) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, (ii) as promptly as practicable make all filings and deliver all notices required under all other Antitrust Laws applicable to this Agreement or the transactions contemplated hereby, (iii) thereafter make all other submissions with respect to the transactions contemplated hereby required under the HSR Act and any other Antitrust Law and supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Antitrust Law and (iv) use reasonable best efforts to take all other appropriate actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain any Consents required under any other Antitrust Laws as soon as practicable after the date hereof. Any such filings shall be in substantial compliance with the requirements of the HSR Act or any other applicable Antitrust Law. Without limiting the foregoing, Parent and the Company shall use reasonable best efforts to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the transactions contemplated by this Agreement under the Federal Trade Commission Act or any other applicable Law raised by any Governmental Entity, in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated hereby, including (i) (A) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person; (B) selling, divesting or otherwise conveying or holding separate or otherwise taking any other action that limits Parent’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or categories of assets or businesses of Parent and its Subsidiaries; (C) agreeing to sell, divest or otherwise convey or hold separate or to take any other action that limits Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any particular assets or categories of assets or businesses of the Company and its Subsidiaries contemporaneously with or subsequent to the Acceptance Time or the Effective Time; (D) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (E) terminating any venture or other arrangement; (F) creating any relationship, contractual right or obligation of the Company or Parent or their respective Subsidiaries; or (G) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, entering into agreements or stipulating to the entry of any Order by, or filing appropriate applications with, the DOJ, the FTC or any other Governmental Entity in connection with any of the foregoing and, in the case of actions by or with respect to the Company or its Subsidiaries or its or their businesses or assets, by consenting to such action by the Company) (each a “Divestiture Action”) and (ii) defending through litigation any claim asserted in court or administrative or other tribunal by any Person (including any Governmental Entity), in the case of both (i) and (ii) in order to avoid entry of, or to have vacated, lifted, reversed or overturned, any Order that would prevent the Offer Closing or the Merger Closing prior to the End Date. All such efforts shall be unconditional and shall not be qualified in any manner and no actions taken pursuant to this Section 8.3 shall be considered for purposes of determining whether a Company Material Adverse Effect has occurred. If any Divestiture Action agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby consents to the taking of such action by the Company. Parent and the Company shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Entity with respect to the transactions contemplated under this Agreement. The Company, Parent and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary. Nothing in this Agreement shall require any Party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Offer Closing or the Merger Closing.

(d) Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement shall require or obligate Parent, Merger Sub or any of their Affiliates to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, commit to, execute or consummate a Divestiture Action if such Divestiture Action would have a material adverse effect on the business, assets, results of operations, financial condition or prospects of (i) the Company and its Subsidiaries, taken as a whole or (ii) Parent, Ruby, the Company and their respective Subsidiaries, taken as a whole.

(e) Subject to applicable Law and the instructions of any Governmental Entity, Parent and the Company shall each advise the other promptly of (and shall promptly furnish the other with copies of) any notice or other communication received by such Party or any of its Affiliates from the FTC, DOJ, any state attorney general or any other Governmental Entity regarding any of the transactions contemplated hereby, and of any understandings, undertakings or agreements (oral or written) such Party proposes to make or enter into with the FTC, the DOJ, any state attorney general or any other Governmental Entity in connection with the transactions contemplated hereby, and each Party shall generally keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Subject to applicable Law, neither the Company nor Parent shall permit any of its respective

Representatives to participate in any substantive or material meeting or telephone conversation with any Governmental Entity in respect of any filings, investigation or other inquiry pursuant to any Antitrust Law with respect to the Offer, the Merger and the other transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate in such meeting or conversation. Each of Parent and the Company shall (i) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement or any of the transactions contemplated thereby, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (ii) subject to applicable Law, furnish the other Party with copies of all filings, submissions, correspondence and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the transactions contemplated thereby.

(f) The Company shall notify Parent promptly of any effect, event, development or change between the date of this Agreement and the Effective Time that, to the Knowledge of the Company, causes or would reasonably be expected to cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied or of any Offer Condition set forth in clause (i), (ii), (iii) or (iv) of paragraph (d) of Annex A not to be satisfied. Parent shall notify the Company promptly of any effect, event, development or change between the date of this Agreement and the Acceleration Time that, to the Knowledge of Parent, causes or would reasonably be expected to cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied or of any Offer Condition not to be satisfied. The delivery of any notice pursuant to this Section 8.3(f) shall not limit or otherwise affect the remedies available to the Party receiving such notice.

(g) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 8.4 Employees; Employee Benefit Plans.

(a) Parent shall, or shall cause the Surviving Company and its Subsidiaries to, (i) give those employees who are, as of the Acceleration Time, employed by the Company and its Subsidiaries (the “Continuing Employees”) full credit for all purposes, including eligibility, vesting, and benefit accruals under any employee benefit plans or arrangements maintained by Parent, the Surviving Company or any Subsidiary of Parent or the Surviving Company (collectively, the “Parent Plans”) for such Continuing Employees’ service with the Company or any of its Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and its Subsidiaries; provided, however, that no such service shall be recognized to the extent such (x) recognition would result in the duplication of benefits or (y) service would not otherwise be recognized by Parent or any Subsidiary of Parent with respect to its own similarly situated employees; (ii) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any Parent Plan that is a welfare benefit plan in which such employees may be eligible to participate after the Acceleration Time; and (iii) provide credit under any such welfare plan for any co-payments, deductibles and similar expenditures for the remainder of the coverage period during which any transfer of coverage occurs.

(b) From the Acceleration Time until the first anniversary thereof, Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide to each Continuing Employee, compensation and benefit arrangements (excluding equity-based compensation and defined benefit pension benefits) that are comparable in the aggregate to the compensation and benefit arrangements to which such Continuing Employee was entitled immediately prior to the Acceleration Time. Without limiting the foregoing or the terms of any other agreement, from and after the Acceleration Time, Parent shall, and shall cause the Surviving Company and its Subsidiaries to, honor in accordance with its terms until all obligations thereunder have been satisfied, each plan, agreement or arrangement in effect as of the Merger Closing Date between or among the Company or any of its Subsidiaries and any of its or their current or former employees relating to severance, change in control, retention, termination pay or similar benefits, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in conjunction with any other event).

(c) This Section 8.4 shall be binding upon and shall inure solely to the benefit of each of the Parties, and nothing in this Section 8.4, express or implied, is intended to confer upon any other Person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on or after the Effective Time, the Surviving Company or any of its Subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Section 8.4 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan, program, policy, agreement or arrangement of Parent, the Company, the Surviving Company or any respective Subsidiary thereof.

Section 8.5 Indemnification; Directors’ and Officers’ Insurance.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to such time becomes, or has been at any time prior to the date of this Agreement, a director or officer (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company’s Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries (i) shall be assumed by the Surviving Company in the Merger, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party. Parent shall ensure that the Surviving Company complies with and honors the foregoing obligations.

(b) Without limiting Section 8.5(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, each of Parent and the Surviving Company shall jointly and severally: (i) indemnify and hold harmless each Indemnified Party against any Damages and Expenses incurred by an Indemnified Party in connection with any Claim (including all interest, assessments and other charges paid or payable in connection with or in respect of such Damages and Expenses) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties all Expenses incurred by such Indemnified Parties in connection with any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Parties of all Expenses incurred by such Indemnified Parties in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security, but in the case of advancement of Expenses upon receipt of an undertaking, to the extent required by applicable Law, from such Indemnified Parties to repay such advanced Expenses if it is determined by a court of competent jurisdiction in a final order that such Indemnified Parties were not entitled to indemnification hereunder with respect to such Expenses. The indemnification and advancement obligations of Parent and the Surviving Company pursuant to this Section 8.5(b) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby and any Claim relating thereto), whether such Claim is asserted or claimed prior to, at or after the Effective Time, and all rights to indemnification and advancement conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company or its Subsidiaries prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives. In connection with any determination as to whether the Indemnified Parties are entitled to the benefits of this Section 8.5, the burden of proof shall be on Parent and the Surviving Company to establish that an Indemnified Party is not so entitled. None of Parent or the Surviving Company shall settle, compromise or consent to the entry of any judgment in any threatened or actual Legal Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Legal Proceeding or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, and neither Parent nor the Surviving Company shall be liable for any settlement, compromise or consent unless such settlement, compromise or consent is approved in writing in advance by the Surviving Company.

(c) Without limiting any of the obligations under paragraph (a) of this Section 8.5, Parent agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company Charter or the Company By-

Laws or in the corresponding constituent documents of any of the Company’s Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect thereafter without any amendment thereto.

(d) Prior to or at the Effective Time, the Company may obtain prepaid (or “tail”) directors’ and officers’ liability and fiduciary liability insurance policies covering each Indemnified Party for acts or omissions occurring at or prior to the Effective Time (including acts or omissions relating to the approval of this Agreement and consummation of the transactions contemplated hereby) for the period beginning at the Effective Time and ending six years thereafter and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability and fiduciary liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of 300% of the annual premium paid by the Company for coverage in its last full fiscal year for such insurance (which amount the Company represents and warrants is set forth in Section 8.5(d) of the Company Disclosure Letter). If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Company. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Effective Time and ending six years thereafter, Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated under this Agreement); provided, however, that Parent may substitute therefor policies of a reputable and financially sound insurance company of at least the same coverage and amounts containing terms and conditions (including with respect to deductibles and exclusions) that are, individually and in the aggregate, no less advantageous to such directors and officers of the Company than the terms and conditions of the Existing D&O Policies; and provided, further, that neither Parent nor the Surviving Company shall be required to pay an aggregate premium for any such insurance policies in excess of 300% of the annual premium paid by the Company for coverage in its last full fiscal year for such insurance, it being agreed that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e) In the event that (i) Parent or the Surviving Company or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Company, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 8.5.

(f) Notwithstanding anything herein to the contrary, if any Claim (whether arising before, at or after the Effective Time) is brought against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 8.5 shall continue in effect until the final resolution of such Claim.

Section 8.6 Solicitation.

(a) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease any solicitation, discussion or negotiation with any Person regarding an Acquisition Proposal that existed prior to the execution of this Agreement. Except as permitted by this Section 8.6, the Company shall not, and shall not cause or knowingly permit any of its Subsidiaries or any of its or its Subsidiaries’ respective Representatives to, (i) initiate, solicit or knowingly encourage the making of an Acquisition Proposal, (ii) engage in any negotiations or discussions concerning, or furnish to any Person any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, to any Person in any such case in connection with or for the purpose of facilitating or encouraging an Acquisition Proposal or (iii) approve or enter into any agreement, agreement in principle, term sheet, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other agreement with respect to an Acquisition Proposal (any such documentation referred to in this clause (iii), “Acquisition Proposal Documentation”).

(b) Notwithstanding anything contained in Section 8.6(a) or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to the earlier to occur of the Acceptance Time and the time Company Stockholder Vote is obtained, the Company or any of its Representatives receives a written Acquisition Proposal, which Acquisition Proposal did not result from any breach of this Section 8.6, (A) the Company Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (B) the Company Board or any committee thereof determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Company Common Stock under applicable Law, then the Company and its Representatives may (x) enter into an Acceptable Confidentiality Agreement with the Person or group of Persons making the Acquisition Proposal and furnish pursuant thereto information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any material non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal.

(c) The Company shall promptly (and in any event, within twenty-four (24) hours) notify Parent in the event that the Company or any of its Subsidiaries or its or their Representatives receives an Acquisition Proposal, which notice shall include a copy of the

Acquisition Proposal and the identity of the Person or group of Persons making such Acquisition Proposal, and the Company shall keep Parent reasonably informed on a reasonably current basis of any substantive developments, discussions or negotiations with respect to any such Acquisition Proposal (including any material changes, modifications or amendments to the terms of such Acquisition Proposal). The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or similar agreement with any Person that prohibits the Company from providing to Parent any of the information required to be provided to Parent under this Section 8.6 within the time periods contemplated hereby. For the avoidance of doubt, all information provided to Parent pursuant to this Section 8.6 will be subject to the terms of the Confidentiality Agreement.

(d) Except as set forth in this Section 8.6, neither the Company Board nor any committee thereof shall (i) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, (B) withhold or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withhold or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Recommendation, (C) fail to include the Company Recommendation in the Schedule 14D-9 or, if applicable, the Proxy Statement, (D) fail to publicly affirm the Company Recommendation in writing within five Business Days (provided that such five Business Day period shall instead be ten Business Days if an Acquisition Proposal in the form of a tender or exchange offer has been commenced) of the date of any request by Parent (which request shall not be made by Parent more than once in any 15 Business Day period, which 15 Business Day period is inclusive of the five or ten, as the case may be, Business Day period by the end of which the Company is required to publicly reaffirm the Company Recommendation pursuant to this clause (D)), or (E) publicly recommend in favor of any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a solicitation or recommendation statement on Schedule 14D-9 filed with respect to any such Acquisition Proposal (any action described in this clause (i) being referred to as a “Change of Recommendation”, it being understood that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change of Recommendation) or (ii) execute (or allow the Company or any of its Subsidiaries to execute) any Acquisition Proposal Documentation (other than an Acceptable Confidentiality Agreement pursuant to Section 8.6(b)). Notwithstanding the foregoing or anything else in this Agreement to the contrary, prior to the earlier to occur of the Acceptance Time and the time the Company Stockholder Vote is obtained, (1) other than in respect of an Acquisition Proposal, if the Company Board or any committee thereof determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Company Common Stock under applicable Law, the Company Board may effect a Change of Recommendation, and the Company shall provide Parent with three Business Days notice prior to making such a determination, including the basis therefor (and, if three Business Days notice is not reasonably practicable, then as much notice as is reasonably practicable), or (2) if the Company receives an Acquisition Proposal that the Company Board or any committee thereof determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes a Superior Proposal, and the Company Board or any committee thereof determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to the holders of Company Common Stock under applicable Law, the Company may (x) make a Change of Recommendation or (y) solely in the case of the foregoing clause (2), execute Acquisition Proposal Documentation with respect to such Superior Proposal if, in case of this clause (y) only, the Company concurrently terminates this Agreement pursuant to the terms hereof; provided, however, that the Company Board or any committee thereof shall not, and shall cause the Company not to, (A) effect a Change of Recommendation pursuant to this clause (2) or (B) execute Acquisition Proposal Documentation with respect to such Superior Proposal unless (w) the Company has given Parent at least three (3) Business Days’ prior written notice of its intention to take such action (which notice shall specify the identity of the party making such Superior Proposal and attach the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing revisions to the terms of this Agreement, which revisions shall be evidenced by an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on the Company, Parent and Merger Sub, and, if applicable, binding revisions to the Financing Commitments and the Limited Guarantee, such that such Superior Proposal would no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board or any committee thereof shall have considered in good faith such binding offer, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if the revisions proposed in such binding offer were to be given effect and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (w) above and the notice period shall have recommenced, except that the notice period shall be at least two Business Days (rather than the three Business Days otherwise contemplated by clause (w) above); and provided, further, however, that any purported termination of this Agreement pursuant to this sentence shall be void and of no force or effect, unless the Company pays Parent the Company Termination Fee in accordance with Section 10.3(a).

(e) Nothing in this Section 8.6 or elsewhere in this Agreement shall prevent the Company and the Company Board from (i) taking and disclosing any position or disclosing any information required to be disclosed under applicable Law or in compliance with or otherwise complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, and to the extent referred to therein, Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that the Company shall not make a Change of Recommendation except in accordance with Section 8.6(d). In addition, nothing in this Section 8.6 or elsewhere in this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

Section 8.7 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board or any committee thereof) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the date of this

Agreement will be, entered into by the Company or any of its Subsidiaries with current, former or future directors, officers or employees of the Company or any of its Subsidiaries, in each case under which any such Person could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, as a result of the Offer (alone or in combination with any other event) or (ii) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, and to ensure that any such arrangements fall within the safe harbor provisions of such rule.

Section 8.8 Section 16 Matters. Prior to the Acceleration Time, the Company Board shall take all such steps as may be required and permitted to cause the dispositions of shares of Company Common Stock and Company Equity Awards (including derivative securities with respect to such Company Equity Awards) in connection with this Agreement by each individual who is or will be subject to Section 16 of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.9 Stock Exchange De-listing. The Surviving Company shall use its commercially reasonable efforts to cause the Company Common Stock to be de-listed from the NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 8.10 Parent Vote.

(a) Immediately following the execution of this Agreement, Parent shall vote (or consent, by written action in lieu of a meeting, with respect to) all membership interests in Merger Sub in favor of the approval of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby.

(b) If the Company Stockholder Vote is required by applicable Law to consummate the Merger, Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and the Top-Up Option and all other shares of Company Common Stock beneficially owned by Parent and its Affiliates to be voted in favor of the adoption of this Agreement.

Section 8.11 Financing.

(a) Each of Parent and Merger Sub shall use, and shall cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) negotiate definitive agreements with respect thereto on the terms and subject only to the conditions contemplated by the Financing Commitments or on other terms no less favorable in the aggregate to Parent and Merger Sub and (iii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth in the Financing Commitments and the definitive agreements relating to the Financing. If all conditions to the Financing Commitments have been satisfied, Parent and Merger Sub shall take all actions reasonably within their control to cause the Lenders and the Persons providing the Equity Financing to fund on Offer Closing (with respect to amounts required to consummate the Offer) and the Merger Closing (with respect to amounts required to consummate the Merger). Parent shall not, and shall not permit Merger Sub to, take any action not otherwise required or expressly permitted under this Agreement that is a material breach of, or would result in termination of, any of the Financing Commitments. If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent shall, as promptly as practicable following the occurrence of such event, use its reasonable best efforts to arrange to obtain Alternative Financing in an amount sufficient to consummate the transactions contemplated by this Agreement in accordance with Section 8.11(d).

(b) Parent shall give the Company prompt notice of (i) any default or breach (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) by any party under either of the Financing Commitments or the definitive agreements relating to the Financing of which Parent or Merger Sub becomes aware, (ii) any termination of either of the Financing Commitments, (iii) the receipt of any written notice or other written communication from any Person with respect to any (x) actual or potential default, breach, termination or repudiation of any Financing Commitment, any definitive agreement relating to the Financing or any provision of the Financing Commitments or the definitive agreements relating to the Financing, in each case by any party thereto, or (y) material dispute or disagreement between or among any parties to any Financing Commitment or the definitive agreements relating to the Financing, and (iv) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive agreements relating to the Financing, as the case may be. As soon as reasonably practicable after the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (i), (ii), (iii) or (iv) of the immediately preceding sentence. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Debt Financing.

(c) Parent shall have the right, at its option, to amend, supplement, or modify the Financing Commitments; provided, however, that it shall not agree to or permit any amendments, supplements, or modifications to, or grant any waivers of, any condition or other provision under the Financing Commitments or the definitive agreements relating to the Financing without the prior written consent of the Company if such amendments, supplements, modifications or waivers would (i) with respect to the Financing Commitments, reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing unless such amounts may be paid at the initial funding of such Debt Financing by making drawings under any revolving credit facility thereunder if required to have sufficient funding) unless the Equity Financing is increased by a corresponding amount, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the

Financing, or otherwise expand, amend or modify any other provision of the Financing Commitments that would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, or (iii) otherwise be reasonably likely to (x) prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or (y) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments or the definitive agreements relating to the Financing. Parent shall further have the right, at its option, to replace a portion of the Debt Financing up to the amount of the second-lien portion thereof stated in the Debt Financing Commitment on the date of this Agreement, by obtaining Alternative Financing from the Lenders or, as the case may be, alternative sources, so long as such Alternative Financing would not (i) with respect to the Financing Commitments, reduce (or would reasonably be expected to have the effect of reducing) the aggregate amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing unless such amounts may be paid at the initial funding of such Debt Financing by making drawings under any revolving credit facility thereunder if required to have sufficient funding) unless the Equity Financing is increased by a corresponding amount, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the Financing, or otherwise expand, amend or modify any other provision of the Financing Commitments that would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, or (iii) otherwise would be reasonably likely to (x) prevent or materially impede, interfere with, hinder or delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or (y) adversely impact the ability of Parent or Merger Sub to enforce its material rights against the other parties to the Financing Commitments or the definitive agreements relating to the Financing. The Debt Financing pursuant to the Debt Financing Commitment (as amended, supplemented or modified as permitted by this Section 8.11(c)) together with commitments obtained in compliance with the immediately preceding sentence or Section 8.11(d) are collectively referred to as the “Debt Financing” and such commitments are collectively referred to as the “Debt Commitments.” Parent shall promptly deliver to the Company true and complete copies of any such amendment, modification, supplement or waiver or documents relating to such Alternative Financing (with only the fee amounts and certain other provisions redacted, which redacted provisions do not relate to the aggregate amount of or conditionality of, or contain any conditions precedent to, the Financing).

(d) If any portion of the Debt Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes or would reasonably be expected to make any portion of the Debt Financing unavailable, and such portion is required to fund the aggregate Offer Price, Merger Consideration and all fees, expenses and other amounts contemplated to be paid by Parent pursuant to this Agreement, Parent shall use its reasonable best efforts to arrange and obtain, and negotiate and enter into definitive agreements with respect to, Alternative Financing from the Lenders or, as the case may be, alternative financial institutions in an amount sufficient (together with Equity Financing and cash available to the Company) to consummate the transactions contemplated by this Agreement upon terms and conditions no less favorable, taken as a whole, to Parent and, with respect to the amounts available under, and the conditionality of, such Alternative Financing, the Company, than the terms and conditions set forth in the Debt Financing Commitment, as applicable, as promptly as reasonably practicable following the occurrence of such event (and, in any event, no later than the expiration of the Marketing Period). Parent shall promptly deliver to the Company true and complete copies of all Contracts or other arrangements relating to such alternate financing, and Parent and Merger Sub shall keep the Company informed on a timely basis in reasonable detail of the status of the Financing and any material developments relating to the Financing, including providing to the Company all drafts and copies of definitive agreements with respect to the Debt Financing and all other material documents related to the Financing (with only the fee amounts and certain other provisions redacted, which redacted provisions do not relate to the aggregate amount of or, conditionality of, or contain any conditions precedent to, the Financing).

(e) If any condition or other provision of the Debt Financing Commitment is amended, modified or waived or if Alternative Financing is obtained for any portion of the Debt Financing, in each case, in accordance with Sections 8.11(c) and (d), then each of Parent and the Company shall comply with its covenants set forth herein with respect to the Debt Financing Commitment, as so amended, modified or waived and with respect to such Alternative Financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Debt Financing, as the case may be.

(f) Prior to the Merger Closing, the Company shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall use its reasonable best efforts to cause the respective Representatives of the Company and its Subsidiaries to use their reasonable best efforts, in each case at Parent’s sole expense, to provide such customary cooperation to Parent and Merger Sub as may be reasonably required or requested in connection with the Debt Financing, including (i) participation (including by way of causing management, officers and advisors to so participate) in a reasonable number of meetings, due diligence sessions, “roadshows”, drafting sessions, lender presentations and sessions with rating agencies and prospective lenders, reasonably necessary for any Financing, (ii) cooperating to facilitate the pledging of, granting of security interests in and obtaining perfection of any liens on, collateral in connection with the Debt Financing and using reasonable best efforts to obtain such consents, approvals and authorizations which shall be reasonably requested by Parent to permit pledging of collateral or otherwise in connection with the Debt Financing, as well as facilitating the receipt of documentation that will evidence the repayment of existing material Indebtedness of the Company and its Subsidiaries and releases of any Liens securing existing Indebtedness of the Company and its Subsidiaries, in each case upon the repayment of such Indebtedness substantially concurrently with the initial funding of the Debt Financing (including (A) providing a payoff letter contemplated in and otherwise complying with Section 8.16 and (B) procuring that all of the Company’s existing 8% senior notes due 2014 (the “Notes”) issued pursuant to that certain Indenture dated as of December 10, 2009, by and among the Company, certain guarantors party thereto and U.S. Bank, National Association, as trustee (as amended, supplemented or otherwise modified, the “Notes Indenture”) shall be satisfied and discharged as contemplated by and otherwise complying with Section 8.15 upon the deposit of funds with the trustee as provided in the Notes Indenture substantially concurrently with the initial funding of the Debt Financing), (iii) cooperating with the marketing efforts for the Debt Financing and using reasonable best efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Company and its Subsidiaries, (iv) assistance with negotiating, entering into, executing and delivering any credit agreements, intercreditor agreements, guarantee agreements, pledge and security documents, indentures, other definitive financing documents or other requested certificates or documents, including corporate and similar resolutions, closing, officer and secretary certificates; provided, however, that the Board of Directors of the Company is not required to pass any resolutions pursuant to this clause (iv), (v) using reasonable best efforts to assist in obtaining such legal opinions and comfort letters and consents from accountants for the use of their reports and materials as reasonably requested by Parent, (vi) providing any information as may be required under “know your customer” and anti-money-laundering rules and regulations, (vii) furnishing Parent and Merger Sub and their Debt Financing Sources (x) within 40 days after the end of any fiscal quarter ending after the date hereof that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows, which shall have been reviewed by the Company’s accountants as provided in SAS 100, (y) within 60 days after the end of any fiscal year ending after the date hereof with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows and (z) such other pertinent financial and other information as Parent shall reasonably request in order to consummate the Debt Financing, including, in the case of an offering of notes or other securities, all Company information, financial statements and financial data of the type required in registration statements with respect to non-convertible debt securities on Form S-1 pursuant to Regulation S-X and Regulation S-K under the Securities Act (subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) and of a type and form customarily included in an offering memorandum with respect to a private placement pursuant to Rule 144A under the Securities Act for financings similar to the Debt Financing, and, in the case of loans, information and documents relating to the Company and its Subsidiaries customary for use in information documents with respect to the placement, arrangement or syndication of loans of the type contemplated by the Debt Financing Commitment, including customary authorization letters to the Debt Financing Sources authorizing the distribution of information pertaining to the Company and its Subsidiaries to prospective lenders, containing a customary “10b-5” representation with respect to information provided by the Company and its Subsidiaries and a representation that any public-side version of such information does not include material nonpublic information (provided that in no event shall the Required Financial Information (as defined below) be deemed to include or shall the Company otherwise be required to provide (A) pro forma financial statements or pro forma adjustments, (B) any description of all or any component of the Financing, including any such description to be include in liquidity and capital resources disclosure or any “description of notes’, (C) risk factors relating to all or any component of the Financing, (D) subsidiary financial statements or any other information of the type required by Rule 3.09, Rule 3.10 or Rule 3.16 of Regulation S-X or (E) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b)) (information required to be delivered pursuant to this clause (f) being referred to as the “Required Financial Information”), and (viii) providing such reasonable cooperation as may be requested by Parent to facilitate the preparation of pro forma financial statements by Parent (it being understood that the Company shall not be required to provide any financial statements or other data other than previously prepared historical financial information of the Company and its Subsidiaries); provided, however, that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its Subsidiaries shall (i) be required to pay any commitment or other similar fee in connection with the Debt Financing, (ii) have (until the Merger Closing but only if the Merger occurs) any liability or obligation under any loan agreement or certifications or any related document or any other agreement or document related to the Financing, (iii) be required to incur (until the Merger Closing but only if the Merger Closing occurs) any other liability (other than out-of pocket and other immaterial expenses in connection with cooperation with the Parent and the Merger Sub contemplated by this Section 8.11, it being understood that all such out-of-pocket and other expenses shall be subject to reimbursement by Parent in accordance with the following sentence) in connection with the Financing or (iv) except only as will be effective at the earlier of the Offer Closing and the Merger Closing, take any corporate action approving, or executing any document or agreement relating to, the Debt Financing. If this Agreement is terminated in accordance with Section 10.1, Parent shall, reasonably promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs to the extent such costs are incurred by the Company or its Subsidiaries in connection with such cooperation provided by the Company, its Subsidiaries or their respective Representatives pursuant to the terms of this Section 8.11(f), or in connection with compliance with its obligations under this Section 8.11(f), and Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith (other than arising from information provided by the Company or its Subsidiaries), except in the event such Damages arose out of or result from the bad faith, gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives.

(g) Parent and Merger Sub acknowledge and agree that none of the receipt of the Financing or any Alternative Financing, or the completion of any issuance of securities contemplated by the Financing is a condition of the Merger Closing.

(h) All non-public or otherwise confidential information regarding the Company obtained by Parent or its Representatives pursuant to clause (f) above shall be kept confidential in accordance with the Confidentiality Agreement.

(i) The Company hereby consents to the use of its and its Subsidiaries’ trademarks, service marks and logos in connection with the marketing of the Debt Financing (including in any rating agency presentation, bank information memoranda, offering memoranda and/or any private placement memoranda).

Section 8.12 Directors. Upon the Acceptance Time, Parent or Merger Sub shall be entitled to designate, subject to compliance with applicable Law, including Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, such number of directors on the Company Board as will give Merger Sub representation on the Company Board equal to that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Merger Sub plus the number of shares of Company Common Stock otherwise beneficially owned by Parent and its Affiliates bears to (ii) the number of Shares outstanding, and the Company shall, at such time, cause Merger Sub’s designees to be so elected (the “Merger Sub Designees”); provided, however, that in the event that Merger Sub Designees are appointed or elected to the Company Board, until the Effective Time, the Company Board shall have at least two directors who were directors on the date of this Agreement and who shall be independent for purposes of Rule 10A-3 promulgated under the Exchange Act and the continued listing requirements of the NASDAQ (the “Independent Directors”); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who are independent for purposes of Rule 10A-3 promulgated under the Exchange Act and the continued listing requirements of the NASDAQ, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable Law, the Company shall use its reasonable best efforts to take all actions necessary to cause the Merger Sub Designees to become members of the Company Board, including (A) subject to the Company Charter and Company By-Laws, increasing the size of the Company Board and (B) obtaining the resignation of such number of its current directors as is, in each case, necessary to enable such designees to be so elected or appointed to the Company Board in compliance with applicable Law (including, to the extent applicable prior to the Effective Time, the continued listing requirements of the NASDAQ). The Company shall mail to the Company Stockholders the Information Statement containing the information and consents required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing concurrently with the mailing of the Schedule 14D-9 (provided that Parent and Merger Sub shall have provided to the Company on a timely basis all information and consents required to be included in the Information Statement with respect to the Merger Sub Designees and Parent’s officers, directors and Affiliates). Parent will be solely responsible for any information with respect to the Merger Sub Designees and Parent’s officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, from and after the time, if any, that the Merger Sub Designees constitute a majority of the Company Board and prior to the Effective Time, subject to the terms hereof, (1) any amendment or termination of this Agreement by the Company, (2) any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Sub hereunder, (3) any exercise or waiver of any of the Company’s rights or remedies hereunder (including the granting of any consent or approval hereunder), (4) any amendment to the Company Charter or Company By-Laws or (5) except for transactions in accordance with the terms of this Agreement, any transaction between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Affiliates (other than the Company and its Subsidiaries), on the other, in each case shall require the concurrence of each of the Independent Directors.

Section 8.13 Litigation.

(a) In the event that any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Offer, the Merger, this Agreement or the other transactions contemplated hereby is brought, against the

Company or the members of the Company Board prior to the Effective Time (“Company Transaction Litigation”), the Company shall promptly notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Company Transaction Litigation, and the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Company Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

(b) In the event that any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Offer, the Merger, this Agreement or the other transactions contemplated hereby is brought, against Parent, Merger Sub or their Affiliates by or on behalf of any Equity Financing sources or other direct or indirect provider of equity financing to Parent, Merger Sub or their Affiliates prior to the Effective Time (“Parent Transaction Litigation”), Parent shall promptly notify the Company thereof and shall keep the Company reasonably informed with respect to the status thereof. Parent shall give the Company the opportunity to participate in the defense or settlement of any Parent Transaction Litigation, and Parent shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Parent Transaction Litigation, without the Company’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 8.14 FIRPTA Certificate. On the Offer Closing Date (or the Merger Closing Date if the Offer Termination shall have previously occurred), the Company shall provide to Parent (i) a statement certificate certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Offer Closing Date or Merger Closing Date, as applicable, signed under penalties of perjury and in accordance with the provisions of Treasury Regulations section 1.1445-2(c) and 1.897-2(h), and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2). Parent shall be authorized to file with the IRS on behalf of the Company any notice provided by the Company pursuant to this Section 8.14.

Section 8.15 Redemption; Satisfaction and Discharge. Promptly upon request of Parent, the Company shall, at or immediately prior to the earlier of the Offer Closing or Merger Closing (i) furnish to the indenture trustee under the Notes Indenture the officers’ certificate(s) required to be furnished pursuant to Section 3.01 of the Notes Indenture in connection with the optional redemption of all of the then outstanding amount of the Notes pursuant to Section 3.07 of the Notes Indenture (which officers’ certificate(s) shall state, among other things, that the redemption date is at least 30 days but not more than 60 days after the date such officers’ certificate(s) is furnished to such indenture trustee (such date of redemption of all of the Notes, the “Notes Redemption Date”)), (ii) send, or cause to be sent, a notice(s) of redemption to each holder of the Notes in accordance with Section 3.03 of the Notes Indenture in connection with such redemption (which notice(s) shall state, among other things, the Notes Redemption Date), and (iii) take any other actions pursuant to the Notes Indenture reasonably requested by Parent to facilitate the redemption and satisfaction and discharge of the Notes pursuant to Articles III and XI of the Notes Indenture (among other provisions), including delivering any required documentation to the trustee thereunder; provided, that prior to or concurrent with the Company being required to take any of the actions described in this Section 8.15, Parent, shall have, or shall have caused to be, irrevocably deposited with the trustee under the Notes Indenture sufficient funds to effect such redemption and satisfaction and discharge. The redemption and satisfaction and discharge of the Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Notes. For the avoidance of doubt, none of the Company, Parent or Merger Sub shall have any obligations under this Section 8.15 in the event this Agreement is earlier terminated pursuant to Section 10.1.

Section 8.16 Payoff Letter and Prepayment. At or immediately prior to the earlier of the Offer Closing and the Merger Closing, the Company shall (a) deliver to Parent copies of (x) an executed and customary payoff letter from the administrative agent under the Credit Agreement, providing for the termination of all commitments of lenders thereunder, the payment and satisfaction of all obligations of the Company and its Subsidiaries thereunder and under related documentation (other than only indemnification obligations which survive by the terms of the Credit Agreement as in effect on the date hereof) and the release of all Liens on the Company’s and its Subsidiaries’ properties and assets securing its obligations under such agreements, and (y) other agreements, instruments and documents necessary or reasonably appropriate to release of record all such Liens, and (b) direct the administrative agent under the Credit Agreement to return any collateral in the possession of the administrative agent under the Credit Agreement; provided, however, that in no event shall this Section 8.16 require the Company or any of its Subsidiaries to cause the Credit Agreement to be terminated unless the earlier of the Offer Closing and the Merger Closing shall occur substantially concurrently with such termination, and the Company or its Subsidiaries have received funds from Parent to pay in full the payoff amount for such Indebtedness.

ARTICLE IX

CONDITIONS PRECEDENT

Section 9.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) The Offer. Unless the Offer Termination shall have occurred, Merger Sub shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer.

(b) Stockholder Approval. If required by applicable Law to consummate the Merger, the Company Stockholder Vote shall have been obtained.

(c) HSR Compliance. The applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated.

(d) German Competition Approval. (i) A clearance decision by the German Federal Cartel Office (“FCO”) under the German Act Against Restraints of Competition shall have been adopted or (ii) the applicable statutory review period under that Act shall have expired without the FCO taking a decision, in connection with this Agreement and the transactions contemplated hereby.

(e) No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have issued an Order or enacted a Law that prohibits, makes illegal or prevents the consummation of the Merger.

Section 9.2 Conditions to Obligations of Parent and Merger Sub. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 5.3(a) and (c), Sections 5.7(a), (b) and (g), the last sentence of Section 5.7(f), the first sentence of Section 5.22, and Section 5.24 of this Agreement) shall be true and correct as of the date of this Agreement and the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent that any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(ii) The representations and warranties of the Company set forth in Section 5.7(a) (other than the first sentence thereof) and Section 5.7(b), the last sentence of Section 5.7(f), Section 5.7(g), the first sentence of Section 5.22 and Section 5.24 of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent that any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all respects as of such specified date).

(iii) The representations and warranties set forth in Sections 5.3(a) and (c) and the first sentence of Section 5.7(a) shall be true and correct in all material respects as of the date of this Agreement and the Merger Closing Date as though made at and as of the Merger Closing Date (except to the extent that any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct in all material respects as of such specified date); provided that, solely for the purposes of this Section 9.2(a)(iii), if one or more inaccuracies in Sections 5.3(a) and (c) would cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Offer and the Merger, refinance the Indebtedness of the Company and pay all fees and expenses in connection therewith to increase by $10,000,000 or more, such inaccuracy or inaccuracies will be considered material;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there has not been an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by a duly appointed and authorized officer certifying as to the satisfaction of the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c).

Section 9.3 Conditions to Obligations of the Company. Solely if the Offer Termination shall have occurred or the Offer Closing shall not have occurred, the obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Merger Closing Date as though made at and as of the date of this Agreement and the Merger Closing Date (except to the extent that any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Parent Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects its respective obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by a duly appointed and authorized officer certifying as to the satisfaction of the conditions set forth in Section 9.3(a) and Section 9.3(b).

Section 9.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any Offer Condition or any condition set forth in Sections 9.1, 9.2 and 9.3 to be satisfied if such failure was caused by the failure of such Party to act in good faith or to perform any of its obligations under this Agreement.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise provided in this Agreement) by action taken or authorized by the Board of Directors or the Managing Member (as the case may be) of the terminating Party or Parties as follows (the effective date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable Order or enacted a Law that prohibits, prevents or makes illegal the consummation of the Merger or the Offer; provided that the Party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall have complied with its obligations under Section 8.3;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date that is 180 days after the date hereof (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available (i) to either Party if the Acceptance Time shall have occurred prior to the End Date or (ii) to a Party whose failure to fulfill any obligation under this Agreement primarily caused, or resulted in, the failure of the Effective Time to occur on or before the End Date;

(d) by Parent if there shall have been (i) a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) a breach or inaccuracy of any representation or warranty of the Company set forth in Article V, that would, in either case, (A) unless the Offer Termination shall have occurred, result in any Offer Condition set forth in clauses (i), (ii), (iii) or (iv) of paragraph (d) of Annex A not being satisfied or (B) if the Offer Termination shall have occurred, result in any of the conditions set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c) not being satisfied, and, in the case of both clauses (i) and (ii), such breach is not curable, or, if curable, (x) is not commenced to be cured within five (5) Business Days after the Company’s receipt of written notice thereof from Parent (together with the use of reasonably diligent efforts to cure following such commencement) and (y) is not actually cured by the Company prior to the 18th Business Day prior to the End Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if (I) Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement which breach would result in the condition set forth in either Section 9.3(a) or 9.3(b) not being satisfied or (II) the Acceptance Time shall have occurred;

(e) by the Company if there shall have been (i) a breach of any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or (ii) a breach or inaccuracy of any representation or warranty of Parent and Merger Sub set forth in Article VI, that would, in either case, (A) have or would reasonably be expected to have a Parent Material Adverse Effect or (B) if the Offer Termination shall have occurred, result in any of the conditions set forth in Section 9.3(a) or Section 9.3(b) not being satisfied, and, in the case of both clauses (i) and (ii), such breach is not curable, or, if curable, (x) is not commenced to be cured within five (5) Business Days after Parent’s receipt of written notice thereof from the Company (together with the use of reasonably diligent efforts to cure following such commencement) and (y) is not actually cured by Parent or Merger Sub, as applicable, prior to the End Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(e) if (I) the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement which breach would result in any Offer Condition set forth in clauses (i), (ii), (iii) or (iv) of paragraph (d) of Annex A not being satisfied or, if the Offer Termination shall have occurred, the condition set forth in Section 9.2(a), 9.2(b) or 9.2(c) not being satisfied or (II) the Acceptance Time shall have occurred;

(f) by Parent if the Company Board shall have effected a Change of Recommendation; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if the Acceptance Time shall have occurred;

(g) by the Company if, prior to obtaining the Company Stockholder Vote (if required by applicable Law to consummate the Merger) (i) the Company Board has determined and authorized the Company to enter into any Acquisition Proposal Documentation with respect to a Superior Proposal to the extent permitted by Section 8.6 and (ii) concurrently with the Company’s termination pursuant to this Section 10.1(g), (A) the Company enters into the Acquisition Proposal Documentation with respect to a Superior Proposal and (B) the Company pays the Company Termination Fee to Parent pursuant to Section 10.3(a); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(g) if the Acceptance Time shall have occurred;

(h) by the Company (i) if (x) all of the Offer Conditions shall have been satisfied or waived and the Debt Financing shall have been received by Parent (either directly or through its Subsidiaries), or the lenders party to the Debt Financing Commitment (or Alternative Financing Commitment) shall have definitively and irrevocably confirmed to Parent and Merger Sub that the Debt Financing (or Alternative Financing) in an amount sufficient (together with the Equity Financing and cash available to the Company) to consummate the Offer and the Merger will be available at the Offer Closing on the terms set forth in the Debt Financing Commitment (or Alternative Financing Commitment), in each case, as of the Offer Expiration Date and (y) Parent shall have failed to effect the Offer Closing promptly in accordance with Section 2.1(e); or (ii) on and after the Financing Outside Date if (w) the Company has performed and complied in all material respects with its obligations under Section 8.11, (x) all of the Offer Conditions (other than the Financing Proceeds Condition) shall have been satisfied or waived as of the then-scheduled expiration of the Offer (disregarding any further extensions of the Offer that may be effected pursuant to Section 2.1(d)), (y) the Marketing Period shall have ended and (z) Parent shall have failed to effect the Offer Closing after the later to occur of the events described in clauses of (x) and (y) of this subclause (ii) in accordance with Section 2.1(e);

(i) by the Company on and after the Financing Outside Date if (i) the Offer Termination shall have occurred, (ii) the Marketing Period shall have ended and the conditions set forth in Sections 9.1 and 9.2 shall have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Merger Closing, provided such conditions are then capable of being satisfied), (iii) the Company has performed and complied in all material respects with its obligations under Section 8.11 and the Company has confirmed by notice to Parent after the end of the Marketing Period that all conditions set forth in Section 9.3 have been satisfied (other than those conditions that, by their terms, are to be satisfied at the Merger Closing, provided such conditions are then capable of being satisfied) or that it is willing to waive any unsatisfied conditions in Section 9.3 and (iv) the Merger shall not have been consummated following the date the Merger Closing should have occurred pursuant to Section 3.4 within three Business Days following delivery of such notice; provided, however that notwithstanding anything in Section 10.1(c) to the contrary, no Party shall be permitted to terminate this Agreement pursuant to Section 10.1(c) during such three Business Day period; or

(j) by Parent or the Company if the Offer Termination shall have occurred and the Company Stockholder Vote is not obtained at the Company Stockholder Meeting or any postponement or adjournment thereof (if the Company Stockholder Vote is required by applicable Law to consummate the Merger).

Section 10.2 Effect of Termination. Subject to Section 10.3, in the event of termination of this Agreement by either Parent or the Company as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of the Representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) subject to Section 11.9(b) (including the limitation on liability set forth therein), no such termination shall relieve any Party of any liability for damages to another Party resulting from fraud and (ii) the Limited Guarantee, the expense reimbursement and indemnification provisions of Section 8.11(f), the provisions of Section 8.2(b) and the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article XI shall survive any termination of this Agreement.

Section 10.3 Termination Fees.

(a) If this Agreement is terminated:

(i) pursuant to Section 10.1(f) or Section 10.1(g) or by Parent or the Company pursuant to Section 10.1(c) under circumstances in which Parent would have been entitled to terminate the Agreement pursuant to Section 10.1(f); or

(ii) pursuant to (A) Section 10.1(c), (B) Section 10.1(d) (with respect to a breach, inaccuracy or failure to perform that is the principal cause of the Offer Closing or the Merger Closing not occurring) or (C) Section 10.1(j), provided that at the time of the Company Stockholder Vote, it is not publicly known that the Financing Commitments have been terminated, withdrawn or rescinded without being replaced by Alternative Financing commitments sufficient to consummate the transactions contemplated by this Agreement, and, in the case of each of (A), (B) or (C), (x) after the date hereof and prior to the Termination Date, any third party shall have publicly made an Acquisition Proposal or the making of an Acquisition Proposal becomes publicly known and (y) within nine months after the Termination Date, the Company enters into a definitive agreement with such third-party with respect to an Acquisition Proposal (solely for purposes of this Section 10.3(a)(ii), all references in the definition of Acquisition Proposal to “20%” shall be increased to “51%”);

then, in the case of each of (i) and (ii) the Company shall pay Parent, by wire transfer of immediately available funds, the sum of $32,000,000 (the “Company Termination Fee”). The payment of the Company Termination Fee shall be made (i) in the case of payment pursuant to Section 10.3(a)(i), (A) if this Agreement has been terminated pursuant to Section 10.1(g) by the Company, simultaneously with such termination and (B) if this Agreement is otherwise terminated, within two Business Days after termination and (ii) in the case of payment pursuant to Section 10.3(a)(ii), two Business Days after the date on which the Company enters into a definitive agreement with respect to an Acquisition Proposal.

(b) If this Agreement is terminated by the Company pursuant to Section 10.1(e) (with respect to a breach, inaccuracy or failure to perform that is the principal cause of the Offer Closing or the Merger Closing not occuring) Section 10.1(h) or Section 10.1(i) (or pursuant to Section 10.1(c) under circumstances in which the Company would have been entitled to terminate this Agreement pursuant to Section 10.1(e) (with respect to a breach, inaccuracy or failure to perform that is the principal cause of the Offer Closing or the Merger Closing not occuring), Section 10.1(h) or Section 10.1(i)), then Parent shall pay to the Company by wire transfer of immediately available funds, the sum of $85,000,000 (the “Parent Termination Fee”) as promptly as reasonably practicable (and, in any event, within two Business Days) following the date of termination of this Agreement.

(c) In the event this Agreement is terminated (A) in a manner that requires or could require the payment of a Company Termination Fee pursuant to Sections 10.3(a)(i) or 10.3(a)(ii) or (B) pursuant to Section 10.1(d), then the Company shall promptly (and in any event within two (2) Business Days) following receipt of an invoice therefor, pay up to $8,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates in connection with the transactions contemplated by this Agreement (including the Financing) on or prior to the termination of this Agreement (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, however, that the existence of circumstances which require or could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 10.3(a) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 10.3(c); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 10.3(c) shall not relieve the Company of any obligation to pay the Company Termination Fee pursuant to Section 10.3(a).

(d) The Company and Parent agree that the obligations contained in Section 10.3 are an integral part of the transactions contemplated by this Agreement, that without the Parties’ agreement to discharge such obligations, Parent and the Company would not have entered into this Agreement, and that each of the Company Termination Fee and the Parent Termination Fee constitutes liquidated damages incurred by the applicable Party and is not a penalty. Accordingly, if the Company or Parent, as the case may be, fails promptly to pay the fee or, in the case of the Company, Parent Expenses due pursuant to Section 10.3, and, in order to obtain such payment, Parent or the Company commences a proceeding that results in an award against the other Party for such payment, the Company or Parent, as the case may be, shall in addition pay to the other Party its costs and expenses (including attorneys’ fees and expenses) in connection with such proceeding, together with interest on the amount of the applicable fee from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any other document, instrument or certificate delivered pursuant to or in connection with this Agreement shall survive (i) the earlier of the Effective Time and the Acceptance Time or (ii), except as set forth in Section 10.2, termination of this Agreement pursuant to Section 10.1, as the case may be. This Section 11.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Acceptance Time or the Effective Time.

Section 11.2 Amendment. Subject to compliance with applicable Law and the last sentence of Section 8.12, this Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before the Effective Time; provided, however, (i) that after the Acceptance Time, there may not be any amendment of this Agreement that decreases the Offer Price or the Merger Consideration and (ii) that after receipt of the Company Stockholder Vote (if required by applicable Law to consummate the Merger), there may not be any amendment of this Agreement that, by applicable Law or in accordance with the rules of any relevant stock exchange, requires further approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 11.3 Extension; Waiver. Subject to compliance with applicable Law and the last sentence of Section 8.12, at any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies by another Party, but solely at the request of that other Party, in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by another Party, but solely at the request of that other Party, with any of the provisions contained herein applicable to such Party; provided, however, that, after the Acceptance Time or after receipt of the Company

Stockholder Vote (if required by applicable Law to consummate the Merger), there may not be any extension or waiver of this Agreement that decreases the Offer Price or the Merger Consideration or that adversely affects the rights of the Company Stockholders hereunder without the approval of such Company Stockholders. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppels with respect to, any subsequent or other failure.

Section 11.4 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense, except as otherwise set forth in this Agreement.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given to the receiving Party upon actual receipt, if delivered personally on a Business Day during regular business hours; upon confirmation of successful transmission if sent by e-mail transmission on a Business Day prior to 9 p.m. local time of the receiving Party, or on the next Business Day if sent after 9 p.m. local time of the receiving Party; or on the next Business Day by and after deposit with an overnight courier, in each such case to the receiving Party at the following address (or at such other address for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

RP Crown Parent, LLC

c/o RedPrairie Holding, Inc.

20700 Swenson Drive

Waukesha, WI 53186

Attention:         Laura Fese

Telephone:       (262) 317-200

Email:               Laura.Fese@redprairie.com

RP Crown Acquisition Sub, LLC

c/o RedPrairie Holding, Inc.

20700 Swenson Drive

Waukesha, WI 53186

Attention:         Laura Fese

Telephone:       (262) 317-2000

Email:               Laura.Fese@redprairie.com

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Aviva Diamant

Abigail Bomba, Esq.

Richard Steinwurtzel, Esq.
Telephone:	(212) 859-8000
Email:	aviva.diamant@friedfrank.com
abigail.bomba@friedfrank.com
richard.steinwurtzel@friedfrank.com

if to the Company, to:

JDA Software Group, Inc. 14400 N. 87th Street Scottsdale, AZ
Attention:	Corporate Secretary
Email:	corpsec@jda.com

with copies to:

Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019
Attention:	Scott A. Barshay, Esq. Damien R. Zoubek, Esq.
Telephone:	(212) 474-1000
E-mail:	sbarshay@cravath.com dzoubek@cravath.com

Section 11.6 Counterparts; Facsimile. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 11.7 Entire Agreement. This Agreement (together with the documents, schedules, annexes and instruments referred to herein or delivered herewith) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

Section 11.8 Governing Law; Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law apply). Each of the Parties hereby irrevocably submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery (and if the Delaware

Court of Chancery shall be unavailable, any court of the State of Delaware or the United States District Court for the District of the State of Delaware) for the purpose of any Legal Proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, brought by or against any other Party hereto, and hereby irrevocably agrees (a) that all claims in respect of any such Legal Proceeding may be heard and determined in any such court and (b) not to commence any Legal Proceeding relating to this Agreement in any other court or before any other Governmental Entity. Each Party irrevocably and unconditionally waives and agrees not to assert in any such Legal Proceeding, in each case to the fullest extent permitted by applicable Law, (i) any objection to the laying of venue of any such Legal Proceeding brought in any such court, (ii) any claim that such Party is not personally subject to the jurisdiction of any such court, or (iii) any claim that any such Legal Proceeding has been brought in an inconvenient forum (if brought in any such court). Each Party certifies and acknowledges that (A) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation under this Section 11.8, seek to enforce any of the foregoing waivers, (B) it understands and has considered the implications of such waivers and (C) it makes such waivers voluntarily. Each Party agrees that service of any process, summons, notice or document in accordance with the provisions of Section 11.5 shall be effective service of process for any Legal Proceeding brought against such Party in any such court. Notwithstanding the foregoing, each Party agrees that a final judgment in any such Legal Proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other court to whose jurisdiction such Party is or may be subject, by suit upon such judgment. Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring or support, or permit any of its Subsidiaries to bring or support, any claim, action, suit or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof), or, if jurisdiction is not available in the federal courts, the Supreme Court of the State of New York, County of New York, and that the provisions of Section 11.14 relating to the waiver of jury trial shall apply to any such action.

Section 11.9 Remedies.

(a) The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case, in accordance with Section 11.8, without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which a Party may be entitled under the terms of this Agreement at law or in equity subject to and except as otherwise expressly provided in Section 11.9(b). Notwithstanding the foregoing, the right of the Company to obtain an injunction, specific performance or other appropriate form of equitable relief to cause Parent and Merger Sub to, or to directly, cause the Equity Financing to be funded (but not the right of the Company to obtain an injunction, specific performance or other appropriate form of equitable relief, for any other reason) at any time shall be subject to the requirement that (i) (x) with respect to any funding of the Equity Financing to occur at the Offer Closing, all the Offer Conditions would have been satisfied as of the expiration of the Offer, and (y) with respect to any funding of the Equity Financing to occur at the Merger Closing, all the applicable conditions set forth in Section 9.1 and Section 9.2 would have been satisfied if the Merger Closing were to have occurred at such time (other than those conditions that, by their terms, are to be satisfied at the Merger Closing, but subject in such case to their being capable of being satisfied at the Merger Closing), (ii) the Debt Financing (or, in the case alternative financing has been obtained in accordance with Section 8.11, such alternative financing) has been funded in accordance with the terms thereof or would be funded in accordance with the terms thereof at the Offer Closing or the Merger Closing, as applicable, if the Equity Financing were to be funded at the Offer Closing or the Merger Closing, as applicable, and (iii) with respect to any funding of the Equity Financing to occur at the Merger Closing, the Company has irrevocably confirmed to Parent in writing that, if the Equity Financing and the Debt Financing were funded, it would take such actions that are within its control to cause the Merger Closing to occur. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, not to assert that a remedy of monetary damages would provide an adequate remedy, and, except as expressly provided in Section 11.9(b), not to bring any claim for monetary damages. Each of the Company and Parent acknowledges and agrees that (i) each Party shall be entitled to seek to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy set forth in Sections 10.3 and 11.9(b), (ii) the provisions set forth in Sections 10.3 and 11.9(b) (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary and other than with respect to fraud:

(i) in the event the Parent Termination Fee is payable to the Company pursuant to Section 10.3, the right of such payment shall be the sole and exclusive remedy of the Company and its Subsidiaries and any of their stockholders, officers, directors, employees, agents, other Representatives, controlling persons or assignees or Affiliates against Sponsor, Parent, Merger Sub, and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall be obligated to the Company under the provisions of Section 8.2(b) and Section 10.3(d) and for any of its expense reimbursement and indemnification obligations contained in the last sentence of Section 8.11(f)) and the Company (on behalf of itself and any of its Subsidiaries, stockholders, officers, directors, employees, agents, other Representatives, controlling persons or assignees or

Affiliates) hereby waives any rights or claims against any Debt Financing Source in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding against any Debt Financing Source in connection with this Agreement or the Debt Financing; and

(ii) in the event the Company Termination Fee is payable, or the Parent Expenses are payable, pursuant to Section 10.3, the right of payment of the Company Termination Fee or the Parent Expenses, as the case may be, shall be the sole and exclusive remedy of the Parent Related Parties against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall be obligated to Parent under the provisions of Section 8.2(b) and Section 10.3(d)).

For the avoidance of doubt, while the Company may pursue both a grant of specific performance with regard to the funding of the Equity Financing in accordance with Section 11.9(a) and the payment of the Parent Termination Fee under Section 10.3, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance with regard to the funding of the Equity Financing of the type contemplated by the third sentence of Section 11.9(a) and payment of the Parent Termination Fee.

The Parties acknowledge and agree that the fact that the Parties have agreed to this Section 11.9(b) shall not affect any Party’s right to specific enforcement under Section 11.9(a).

The Parties also acknowledge and agree that the provisions of this Section 11.9 do not limit any rights that (i) any Party has in respect to fraud by the another Party, (ii) any Party has in respect to the terms of the Confidentiality Agreement or (iii) any Party has pursuant to Section 10.2.

(c) The Parties hereto acknowledge and agree that the remedies provided for in this Section 11.9 shall be the Parties’ sole and exclusive remedies for any breaches of this Agreement or any claims relating to the transactions contemplated hereby (other than in respect of fraud).

Section 11.10 Merger Sub. Parent will take all action necessary (a) to cause Merger Sub to perform its obligations under this Agreement to consummate the Merger, the Offer and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 11.11 Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be unenforceable as written, the provision shall be interpreted (and deemed modified) in such a way as to make it enforceable while preserving as closely as possible the original intent of the Parties in respect of such provision.

Section 11.12 Publicity. Subject to the provisions of Section 8.6, unless and until a Change of Recommendation has occurred in accordance with Section 8.6(e), Parent, Merger Sub and the Company shall consult with each other before issuing any press release (other than the mutually agreed press release to be issued on the date hereof) with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement or SEC filing as may, upon the advice of outside counsel to such Party, be required by law, the rules and regulations of any applicable stock exchange (including the NASDAQ) or applicable fiduciary duties.

Section 11.13 Assignment; Third Party Beneficiaries.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties; provided, however, that, prior to the Merger Closing, Parent or Merger Sub may (i) assign all (but not less than all) of its rights or obligations hereunder to a wholly-owned (direct or indirect) subsidiary of Parent or Merger Sub or any Affiliate of Parent or Merger Sub (including Ruby and any wholly-owned (direct or indirect) subsidiary of Ruby), provided that no such assignment shall relieve the assigning Party of its obligations hereunder, and (ii) collaterally assign any or all of its rights, but not its obligations, under this Agreement to any Debt Financing Source. Nothing in this Agreement shall prevent or otherwise impede the transfer or other assignment of the equity interests in Parent or Merger Sub (or both) to any Affiliate thereof (including Ruby or any wholly-owned (direct or indirect) subsidiary of Ruby).

(b) Subject to Section 11.13(a), this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Except (i) as otherwise specifically provided in Section 8.5; (ii) for the right of the Company Stockholders to receive the Merger Consideration following the Effective Time; (iii) for the right of the holders of Company Equity Awards to receive the Closing Equity Award Consideration following the Acceleration Time; (iv) for the rights of Persons who are explicitly third-party beneficiaries of the Equity Financing Commitment solely to the extent set forth therein; and (v) the Debt Financing Sources, which shall be intended third party beneficiaries of Sections 11.8, 11.9, 11.13, 11.14 and 11.15 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Debt Financing Sources may be made without the prior consent of the Debt Financing Sources); this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT, AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT, ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 11.15 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party hereto, any Debt Financing Source or any Equity Financing source (or of any of their respective affiliates) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that, subject to Section 11.9, nothing in this Section 11.15 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement, including with respect to the payment of the Company Termination Fee or Parent Termination Fee (or limit any liability of the parties to any other agreement for breaches of the terms and conditions of such agreement (including the Limited Guarantee)).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

JDA SOFTWARE GROUP, INC.

By:	/s/ Hamish Brewer
	Name:	Hamish Brewer
	Title:	President and Chief Executive Officer

RP CROWN HOLDING, LLC

By:	RP Holding, L.L.C., its Managing Member

By:	/s/ Alok Singh
	Name:	Alok Singh
	Title:	President

RP CROWN ACQUISITION SUB, LLC

By:	RP Crown Holding, LLC its Managing Member

By:	/s/ Alok Singh
	Name:	Alok Singh
	Title:	President

[Signature Page to Merger Agreement]

ANNEX A

Conditions to the Offer

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other provision of the Offer or the Agreement, Merger Sub shall not be required, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer if:

(a) there shall not have been validly tendered and not properly withdrawn immediately prior to the expiration of the Offer that number of Shares that, when added to the Shares owned by Merger Sub, represents at least 79% of the aggregate number of Shares outstanding on a Fully-Diluted Basis, in each case as of the expiration of the Offer (the “Minimum Condition”); or

(b) the applicable waiting period (and any extension thereof) under the HSR Act shall have neither expired nor been terminated; or

(c) neither a clearance decision by the FCO has been adopted under the German Act Against Restraints of Competition nor the applicable statutory review period under that Act has expired, in connection with the Agreement and the transactions contemplated thereby; or

(d) at any time after the date of the Agreement and prior to the expiration of the Offer, any of the following events shall occur and be continuing as of the expiration of the Offer:

(i) a Governmental Entity of competent jurisdiction shall have issued an Order or enacted a Law that has the effect of enjoining or otherwise prohibiting the making or consummation of the Offer, the exercise or consummation of the Top-Up Option (if the exercise of the Top-Up Option is necessary to ensure that Parent and Merger Sub own at least 90% of the aggregate number of Shares outstanding on a Fully-Diluted Basis) or the consummation of the Merger;

(ii) any of the representations and warranties of the Company (A) set forth in Section 5.7(a) (other than the first sentence thereof), Section 5.7(b), Section 5.7(g), the last sentence of Section 5.7(f), the first sentence of Section 5.22 and Section 5.24 of the Agreement shall not be true and correct in all respects as of the date of the Agreement and the Acceptance Time as though made at and as of the Acceptance Time (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall not have been true and correct as of such specified date), (B)

set forth in Sections 5.3(a) and (c) and the first sentence of Section 5.7(a) shall not be true and correct in all material respects as of the date of the Agreement and the Acceptance Time as though made at and as of the Acceptance Time (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall not have been true and correct in all material respects as of such specified date), or (C) set forth in the Agreement (other than the representations and warranties referred to in clause (A) or (B) above) shall not be true and correct as of the date of the Agreement and the Acceptance Time as though made at and as of the Acceptance Time (except to the extent any such representation and warranty speaks as of an earlier specified date, in which case such representation and warranty shall not have been true and correct as of such specified date); provided, however, that for purposes of determining the satisfaction of the condition in clause (C), no effect shall be given to any exception in such representations and warranties relating to materiality or Company Material Adverse Effect, and instead, for purposes of this condition in clause (C), such representations and warranties shall be deemed true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, as has had or would be expected to have a Company Material Adverse Effect. Solely for purposes of clause (B) above, if one or more inaccuracies in Sections 5.3(a) and (c) of the Agreement would be cause the aggregate amount required to be paid by Parent or Merger Sub to consummate the Offer and the Merger, refinance the Indebtedness of the Company and pay all fees and expenses in connection therewith to increase by $10,000,000 or more, such inaccuracy or inaccuracies will be considered material;

(iii) the Company shall have failed to perform or comply in all material respects with all obligations required to be performed by it under the Agreement and to be performed or complied with by it on or prior to the Offer Closing;

(iv) since the date of the Agreement, there shall have occurred an effect, state of facts, occurrence, condition, event, development or change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(v) the Agreement shall have been terminated in accordance with its terms (the “Termination Condition”); and

(vi) if the exercise of the Top-Up Option is necessary to ensure that Merger Sub owns at least 90% of the aggregate number of Shares outstanding on a Fully-Diluted Basis, the Shares issuable upon exercise of the Top-Up Option together with the Shares validly tendered in the Offer and not properly withdrawn are insufficient for Parent and its Affiliates to own at least 90% of the aggregate number of Shares outstanding on a Fully-Diluted Basis; or

(e) Parent (either directly or through its Subsidiaries) shall not have received the proceeds of the Debt Financing (or any Alternative Financing) and (ii) the lenders party to the Debt Commitment Letter (or any Alternative Financing Commitments) shall not have definitively and irrevocably confirmed in writing to Parent and the Merger Sub that the Debt Financing in an amount sufficient (together with the Equity Financing and cash available to the Company) to consummate the Offer and the Merger shall be available at the Offer Closing on the terms set forth in the Debt Financing Commitment (or any Alternative Financing Commitments)

and subject only to the satisfaction of the other Offer Conditions (and the contribution by Parent or Merger Sub of the Equity Financing); provided that this clause (ii) shall not apply if the proceeds contemplated by clause (i) have been received)) (the “Financing Proceeds Condition”).

The Company shall furnish Parent with a certificate signed on its behalf by a duly appointed and authorized officer of the Company (solely in each of his or her capacity as an officer of the Company without personal liability), certifying that none of the conditions set forth in clauses (ii), (iii) and (iv) of paragraph (d) of this Annex A shall have occurred and be continuing as of the Offer Expiration Date.

For purposes of determining whether the Minimum Condition has been satisfied, Parent and Merger Sub shall include for purposes of determination thereof Shares tendered in the Offer pursuant to guaranteed delivery procedures if and only if Shares have been delivered pursuant to such procedures prior to the time of determination.

Subject to the terms and conditions of the Agreement and applicable Law, the foregoing conditions are for the sole benefit of Parent and Merger Sub (except for the Minimum Condition and the Termination Condition, which are also for the benefit of the Company) and may, solely to the extent permitted by Section 2.1 of the Agreement, be waived by Parent or Merger Sub, in whole or in part, at any time and from time to time prior to the expiration of the Offer. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A.1

Certificate of Ownership and Merger

A.1-1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

RP CROWN ACQUISITION SUB, LLC

WITH AND INTO

JDA SOFTWARE GROUP, INC.

Pursuant to Section 267 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), RP Crown Acquisition Sub, LLC, a Delaware limited liability company (the “LLC”), hereby certifies the following information relating to the merger (the “Merger”) of the LLC with and into JDA Software Group, Inc., a Delaware corporation (the “Corporation”), with the Corporation surviving the Merger:

FIRST: The names and states of incorporation or formation of the constituent entities (the “Constituent Entities”) to the Merger are:

Name	State of Incorporation / Formation
RP Crown Acquisition Sub, LLC	Delaware
JDA Software Group, Inc.	Delaware

SECOND: The LLC owns at least 90% of the outstanding shares of each class of stock of the Corporation that would otherwise be entitled to vote on the Merger.

THIRD: The sole member of the LLC, by the following resolutions duly adopted on [            ], 2012, determined to merge the LLC with and into the Corporation pursuant to Section 267 of the DGCL and Section 18-209(i) of the DLLCA:

WHEREAS, RP Crown Acquisition Sub, LLC a Delaware limited liability company (the “LLC”), owns at least 90% of the outstanding shares of each class of stock of JDA Software Group, Inc., a Delaware corporation (the “Corporation”), that would otherwise be entitled to vote; and

WHEREAS, the sole member of the LLC has deemed it advisable and in the best interests of the LLC that the LLC be merged with and into the Corporation (the “Merger”) pursuant to Section 267 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209(i) of the Delaware Limited Liability Company Act (the “DLLCA”), with the Corporation surviving the Merger (the “Surviving Corporation”);

NOW, THEREFORE, BE IT AND IT HEREBY IS

RESOLVED, that the LLC be merged with and into the Corporation (the “Corporation”) with the Corporation surviving the Merger; and it is further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, the limited liability company interest in the LLC immediately prior to the effective time of the Merger shall be converted into and become [            ] validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and it is further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, all shares of common stock of the Corporation owned by the Corporation (including treasury shares), the LLC, or RP Crown Parent, LLC, a Delaware limited liability company, (other than shares in trust accounts, managed accounts and the like) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for any portion of the consideration to be paid in connection with the Merger (the “Excluded Shares”); and it is further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, all shares of common stock of the Corporation owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the “Dissenting Shares”) shall be cancelled and retired and shall not be exchanged for any portion of the consideration to be paid in connection with the Merger, but shall be converted into and represent only the right to receive the payment of the fair value thereof, as determined by the Delaware Court of Chancery in accordance with Section 262 of the DGCL; provided, however, that if any such stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under such Section 262, then the right of such stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the effective time of the Merger into, and to have become exchangeable solely for, the right to receive the consideration to be paid in connection with the Merger (without interest thereon); and it is further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation (other than any Dissenting Shares and other than any Excluded Shares) shall be converted into and become the right to receive $45.00, in cash and without interest; and it is further

RESOLVED, that the Third Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be amended and restated to read as set forth in Exhibit A and, as so amended, the certificate of incorporation of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the DGCL; and it is further

RESOLVED, that the officers of the LLC (each as an “authorized person” within the meaning of the DLLCA or otherwise), or any one of them, be and each hereby is authorized and directed to make, execute and acknowledge, in the name of the LLC, a certificate of ownership and merger for the purpose of effecting the Merger and to file the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: The Merger has been approved by the LLC and was authorized in accordance with the limited liability company agreement of the LLC and in accordance with Section 18-209 of the DLLCA.

FIFTH: The Corporation shall be the Surviving entity of the Merger (the “Surviving Corporation”).

SIXTH: The Third Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be amended and restated to read as set forth in Exhibit A, and as so amended, shall constitute the Certificate of Incorporation of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the DGCL.

[signature page follows]

IN WITNESS WHEREOF, the LLC has caused this Certificate of Ownership and Merger to be executed on its behalf by an authorized person this             day of             ,             .

RP CROWN ACQUISITION SUB, LLC

By:
Name:
An Authorized Person

EXHIBIT A

[Omitted]

EXHIBIT A.2

Certificate of Merger

A.2-1

CERTIFICATE OF MERGER

MERGING

RP CROWN ACQUISITION SUB, LLC

WITH AND INTO

JDA SOFTWARE GROUP, INC.

Pursuant to Section 264 of the Delaware General Corporation Law (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), JDA Software Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies the following information relating to the merger (the “Merger”) of RP Crown Acquisition Sub, LLC, a Delaware limited liability company (the “LLC”) with and into the Corporation, with the Corporation surviving the Merger:

FIRST: The names, jurisdictions of incorporation or formation, and types of entity of the constituent entities (the “Constituent Entities”) to the Merger are:

Name	Jurisdiction of Incorporation/Formation	Type of Entity
RP Crown Acquisition Sub, LLC	Delaware	Limited Liability Company
JDA Software Group, Inc.	Delaware	Corporation

SECOND: The Agreement and Plan of Merger, dated as of November 1, 2012, by and among the Corporation, RP Crown Parent, LLC, a Delaware limited liability company, and the LLC (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the provisions of Section 264 of the DGCL and Section 18-209 of the DLLCA.

THIRD: The surviving entity of the Merger (the “Surviving Corporation”) shall be the Corporation and, at the effective time of the Merger, the Third Amended and Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the effective time of the Merger, shall be amended and restated to read as set forth on Exhibit A attached hereto, and, as so amended, shall constitute the Certificate of Incorporation of the Surviving Corporation and shall continue in full force and effect until thereafter amended in accordance with the DGCL.

FOURTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, whose address is 14400 N. 87th St., Scottsdale, AZ 85260.

FIFTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any member of the LLC or to any other equity holder of any Constituent Entity.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed by its duly authorized officer this             day of             ,             .

JDA SOFTWARE GROUP, INC.

By:
Name:
Title:

1

EXHIBIT A

[Omitted]

2

EXHIBIT B

Certificate of Incorporation

B-1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JDA SOFTWARE GROUP, INC.

ARTICLE XII

The name of the corporation (which is hereinafter referred to as the “Corporation”) is JDA SOFTWARE GROUP, INC.

ARTICLE XIII

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE XIV

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE XV

The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, $0.01 par value (“Common Stock”).

ARTICLE XVI

Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE XVII

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

B-1

ARTICLE XVIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE XIX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

IN WITNESS WHEREOF, JDA SOFTWARE GROUP, INC. has caused this Fourth Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation on                     .

Name:
Title:

B-2

EXHIBIT C

By-Laws

C-1

BYLAWS

OF

JDA SOFTWARE GROUP, INC.

ARTICLE I

OFFICES

Section 1. Offices. The registered office of the Corporation shall be in the State of Delaware. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

Section 2. Special Meetings. Special meetings of the stockholders of the Corporation shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

Section 3. Notice of Meetings and Record Date. (a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date, and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice shall be given to each stockholder entitled to vote at such meeting not fewer than ten days or more than sixty days before the date of the meeting.

(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. If mailed, such notice shall be delivered by postage prepaid envelope directed to each stockholder at such stockholder’s address as it appears in the records of the Corporation and shall be deemed given when deposited in the United States mail. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty or fewer than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

Section 4. Quorum and Adjournment. Except as otherwise required by law, by the Certificate of Incorporation of the Corporation, or by these Bylaws, the presence, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If such majority shall not be present or represented at any meeting of the stockholders, the stockholders present, although less than a quorum, shall have the power to adjourn the meeting to another time and place.

Section 5. Adjourned Meetings. When a meeting is adjourned to another time and place, if any, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the date, time, and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. If an adjournment is for more than 30 days a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Article II, Section 3(c) of these Bylaws and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 6. Vote Required. Except as otherwise provided by law or by the Certificate of Incorporation:

(a) Directors shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors; and

(b) Whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Section 7. Manner of Voting; Proxies. (a) At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder shall be entitled to vote each share of stock having voting power and registered in such stockholder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

(b) Each person entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power.

Section 8. Stockholder Action Without a Meeting. (a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book or books in which meetings of stockholders are recorded; provided, however, that delivery made to the Corporation’s registered office in the State of Delaware shall be by hand or by certified mail, return receipt requested. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of the holders to take the action were delivered to the Corporation.

(b) A telegram, cablegram, or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed, and dated for the purposes of these Bylaws, provided that any such telegram, cablegram, or other electronic transmission sets forth or is delivered with the information required by, and is otherwise delivered in accordance with, the General Corporation Law of the State of Delaware. Any consent by means of telegram, cablegram, or other electronic transmission shall be deemed to have been signed on the date on which such telegram, cablegram, or electronic transmission was transmitted.

(c) In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date. Such record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directions. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action of the Board of Directors is required by applicable law, the Certificate of Incorporation, or these Bylaws, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in subsections (a) and (b) of this Section 8. If no record date has been fixed by the Board of Directors and prior action of the Board of Directors is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE III

DIRECTORS

Section 1. Number. The number of directors that shall constitute the whole Board of Directors initially shall be three. Thereafter, the exact number of directors shall be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Powers. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, and the Board of Directors shall exercise all of the powers of the Corporation except such as are by applicable law, by the Certificate of Incorporation of this Corporation, or by these Bylaws conferred upon or reserved to the stockholders of any class or classes or series thereof.

Section 3. Resignations and Removal. (a) Any director may resign at any time by giving written notice in writing or by electronic transmission to the Board of Directors or the Secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

(b) Except as otherwise may be provided in the Certificate of Incorporation, any director or the entire Board of Directors may be removed with or without cause, by the holders of capital stock having a majority in voting power of the shares entitled to vote in the election of directors.

Section 4. Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, such determination to constitute the only notice of such regular meetings to which any director shall be entitled.

Section 5. Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairperson of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, upon notice to each director in accordance with Section 6 of this Article III. Special meetings shall be called by the Secretary on like notice at the written request of a majority of the directors then in office.

Section 6. Notice. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, telegram, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by telegram, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than twenty-four hours’ notice to each director. If written notice is delivered by mail or courier service, then it shall be given on not less than three (3) calendar days’ notice to each director.

Section 7. Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing or by electronic transmission, whether before or after such meeting is held, or if he or she shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

Section 8. Quorum and Powers of a Majority. At all meetings of the Board of Directors and of each committee thereof, a majority of the total number of directors constituting the whole board or such committee shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of applicable law, the Certificate of Incorporation, or these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

Section 9. Manner of Acting. (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee; provided however, that such electronic transmission or transmissions must either set forth or be submitted with information from which it can be determined that the electronic transmission or transmissions were authorized by the director. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 10. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board of Directors); provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval (other than recommending the election or removal of directors), or (ii) adopting, amending, or repealing any Bylaw of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified director.

Section 11. Committee Procedure. (a) Except as otherwise determined by the Board of Directors or provided by these Bylaws, each committee shall adopt its own rules governing the time, place, and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 6 of this Article III with respect to notices of meetings of the Board of Directors.

(b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

(c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee may be filled by the Board of Directors in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

Section 12. Vacancies and Newly-Created Directorships. Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors shall resign from the Board, effective at a future date, a majority of directors then in office, including those who have resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall include a President, a Secretary, and a Treasurer. The Board of Directors also may elect a Chairperson of the Board and a Vice Chairperson of the Board. The Board of Directors also may elect one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may from time to time deem appropriate or necessary.

Section 2. Election of Officers, Term, and Qualifications. The officers of the Corporation shall be elected from time to time by the Board of Directors and shall hold office at the pleasure of the Board of Directors. Except for the Chairperson of the Board and the Vice Chairperson of the Board, if any, none of the officers of the Corporation needs to be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware.

Section 3. Removal. Any officer may be removed, either with or without cause, by the Board of Directors at any meeting thereof, or to the extent delegated to any Chairperson of the Board, by the Chairperson of the Board.

Section 4. Resignations. Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chairperson of the Board; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she also is a director of the Corporation.

Section 6. Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in a resolution by the Board of Directors, or in these Bylaws, and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE V

STOCK

Section 1. Certificates. The shares of capital stock of the Corporation shall be represented by certificates, unless the Certificate of Incorporation otherwise provides or unless the Board of Directors provides by resolution or resolutions that some or all of the shares of any class or classes, or series thereof, of the Corporation’s capital stock shall be uncertificated. Every holder of capital stock of the Corporation represented by certificates shall be entitled to a certificate representing such shares. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by the Chairperson of the Board or a Vice Chairperson, if any, or the President or any Vice President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any or all of the signatures on the certificate may be a facsimile.

Section 2. Transfers. Transfers of stock of the Corporation shall be made on the books of the Corporation only upon surrender to the Corporation of a certificate (if any) for the shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer; provided, however, that such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law, or contract. Thereupon, the Corporation shall issue a new certificate (if requested) to the person entitled thereto, cancel the old certificate (if any), and record the transaction upon its books.

Section 3. Lost, Stolen, or Destroyed Certificates. The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 4. Registered Stockholders. The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by the General Corporation Law of the State of Delaware or other applicable law.

ARTICLE VI

INDEMNIFICATION

Section 1. Indemnification. (a) Subject to Section 3 of this Article VI, the Corporation shall indemnify against all expenses (including attorneys’ fees), judgments, fines and amounts paid or to be paid in settlement and loss reasonably incurred or suffered, to the fullest extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), whether the basis of the Proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as director or officer.

(b) The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise.

Section 2. Advancement of Expenses. (a) , With respect to any person who is made or threatened to be made a party to any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay to the fullest extent not prohibited by applicable law the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) With respect to any person who is made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

Section 3. Actions Initiated Against The Corporation. Anything in Section 1(a) of this Article VI to the contrary notwithstanding, except as provided in Section 5(b) of this Article VI, with respect to a Proceeding initiated against the Corporation by any person who is or was serving as a director or officer of the Corporation (or by a person who, while serving as a director or officer of the Corporation, is or was serving at the request of Corporation as a director, officer, employee, or agent of Another Enterprise), whether initiated in such capacity or in any other capacity, the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof), unless (a) such Proceeding (or part thereof)was required to be made by law, (b) such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation, (c) such indemnification is provided by the Corporation, in its sole discretion pursuant to the powers vested in the Corporation under the Delaware General Corporation Law, or (d) such Proceeding (or part thereof) was brought to establish or enforce a right to indemnification or advancement under any indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law.

Section 4. Contract Rights; Indemnification Contracts. With respect to any person who is made or threatened to be made a party to any Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of Corporation as a director, officer, employee, or agent of Another Enterprise, the rights to indemnification and to the advancement of expenses conferred in Sections 1(a) and 2(a) of this Article VI shall be contract rights and shall include the rights to be paid expenses incurred in defending any Proceeding in advance of its final disposition as provided in Section 2 of this Article VI. Any amendment, repeal, or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions is commenced before or after the time of such amendment, repeal, modification, or adoption). The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VII.

Section 5. Claims. (a) If (X) a claim under Section 1(a) of this Article VI with respect to any right to indemnification is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation or (Y) a claim under Section 2(a) of this Article VI with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty days after a written claim has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(b) If a suit brought pursuant to Section 5(a) of this Article VI is not frivolous or brought in bad faith, or if a suit is brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the expenses (including attorneys’ fees) of prosecuting or defending such suit.

(c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

(d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

Section 6. Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any statute or provision of Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Section 7. Insurance. The Corporation shall purchase and maintain insurance to the extent reasonably available, at its expense, to protect itself andany person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

Section 8. Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

Section 9. Miscellaneous. For purposes of this Article VI: (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as a employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

ARTICLE VII

MISCELLANEOUS

Section 1. Books and Records. (a) Any books or records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the General Corporation Law of the State of Delaware.

(b) It shall be the duty of the Secretary or other officer of the Corporation who shall have charge of the stock ledger to prepare and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the

Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

Section 2. Voting Shares in Other Business Entities. The President or any other officer of the Corporation designated by the Board of Directors may vote any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity, and may exercise on behalf of the Corporation any and all rights and powers incident to the ownership of such stock or other equity interest.

Section 3. Record Date for Distributions and Other Actions. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board of Directors may fix a record date. Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

Section 5. Gender/Number. As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

Section 6. Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 7. Electronic Transmission. For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 8. Amendment. These Bylaws may be altered, amended, or repealed at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting, or at any meeting of the stockholders of the Corporation.

Section 9. Certificate of Incorporation. Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.